Exhibit 2.2

Execution Version

ASSET EXCHANGE AGREEMENT

dated as of December 19, 2012

by and between

EQT CORPORATION

and

PNG COMPANIES LLC

i

ARTICLE XI MISCELLANEOUS		35

Section 11.1	Amendment and Modification	35
Section 11.2	Waiver of Compliance	35
Section 11.3	Notices	35
Section 11.4	Binding Nature; Assignment	37
Section 11.5	Entire Agreement	37
Section 11.6	Expenses	37
Section 11.7	Press Releases and Announcements; Disclosure	37
Section 11.8	Acknowledgment	37
Section 11.9	Disclaimer Regarding Assets	38
Section 11.10	Governing Law	38
Section 11.11	Specific Performance	39
Section 11.12	Counterparts	39
Section 11.13	Section 1031 Like-Kind Exchange	39
Section 11.14	Interpretation	40
Section 11.15	Further Assurances	40

SCHEDULES

PNG Disclosure Schedules:

Schedule 1.1(a)	-	PNG Knowledge
Schedule 3.4	-	PNG Consents
Schedule 3.6	-	Rager Mountain Liabilities
Schedule 3.7	-	Compliance with Law; Proceedings (PNG)
Schedule 3.8	-	Tax Matters
Schedule 3.9	-	Contracts
Schedule 3.11(a)	-	Liens and Encumbrances
Schedule 3.11(b)	-	Real and Personal Property
Schedule 3.11(d)	-	Planned Extensions
Schedule 3.12	-	Insurance
Schedule 3.13	-	Compliance with Environmental Laws
Schedule 3.14	-	Intellectual Property
Schedule 3.15	-	Transactions with Affiliates
Schedule 3.18	-	Imbalances

Schedule 5.1(a)	-	Conduct of Business

EQT Disclosure Schedules:

Schedule 1.1(b)	-	EQT Knowledge
Schedule 11.13	-	Like-Kind Exchange

EXHIBITS

Exhibit A	-	General Conveyance, Assignment and Bill of Sale
Exhibit B	-	Assignment Agreement
Exhibit C-1	-	Assets
Exhibit C-2	-	Excluded Assets
Exhibit D-1	-	Master Transmission Receipt Point Interconnect Agreement
Exhibit D-2	-	Master Transmission Delivery Point Interconnect Agreement
Exhibit D-3	-	Farm Tap Agreement

ASSET EXCHANGE AGREEMENT

This Asset Exchange Agreement, dated as of December 19, 2012 (this “Agreement”) is made by and between EQT Corporation, a Pennsylvania corporation (“EQT”), and PNG Companies LLC, a Delaware limited liability company (“PNG”).

RECITALS

WHEREAS, EQT, Distribution Holdco, LLC, a wholly-owned subsidiary of EQT (“Holdco”), and PNG are parties to that certain Master Purchase Agreement, dated as of the date hereof (the “Master Purchase Agreement”), pursuant to which EQT and Holdco have agreed to transfer to PNG, and PNG has agreed to acquire from EQT and Holdco, all outstanding membership interests in Equitable Gas Company, LLC (“Equitable Gas”) and Equitable Homeworks, LLC (“Equitable Homeworks”), each an indirect wholly-owned subsidiary of EQT;

WHEREAS, PNG desires to transfer, convey and assign, or cause its Affiliates to transfer, convey and assign, to EQT, and EQT desires to acquire from PNG or its Affiliates, subject to the terms and conditions of this Agreement, the Assets (as defined herein), in satisfaction of a portion of the aggregate consideration to be paid by PNG under the Master Purchase Agreement for the acquisition of certain outstanding membership interests in Equitable Gas and certain outstanding membership interests in Equitable Homeworks (the “Membership Interests”);

WHEREAS, the Parties agree that PNG’s acquisition of the Membership Interests under the Master Purchase Agreement will be treated as an asset acquisition for U.S. federal income Tax purposes and that PNG (or, if PNG is a disregarded entity for U.S. federal income tax purposes, its owner for U.S. federal income tax purposes) will be deemed for U.S. federal income Tax purposes to transfer the Assets to EQT in exchange for the assets listed on Schedule 11.13, as supplemented or amended from time to time in accordance with Section 11.13; and

WHEREAS, the Parties intend that the transactions contemplated by this Agreement and the Master Purchase Agreement qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code and any corresponding state or local income Tax laws;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1            Definitions.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Action” means any (i) claim, (ii) action, (iii) suit, (iv) arbitration, or (v) proceeding or investigation by or before any Governmental Entity.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees), including expenses incurred in mitigating Adverse Consequences pursuant to Section 10.6(a).

“Advisors” has the meaning set forth in Section 11.8(b).

“Affiliate” means any Person in control or under control of, or under common control with, another Person.  For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 1.1 of the Master Purchase Agreement.

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment Agreement” has the meaning set forth in Section 8.2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Books and Records” shall mean all original books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, and the limited liability company books and records of Rager Mountain.

“Business” means the ownership, operation and use of the Assets, including the ownership, operation and use by Rager Mountain of all of its assets and properties.

“Buyer Required Approvals” means the approvals, applications, notices or filings set forth on Schedule 4.4 of the Master Purchase Agreement.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Guarantees” has the meaning set forth in Section 5.4(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.1 of the Master Purchase Agreement.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, instrument or other legally binding arrangement with any Person that is included in the Assets, directly relates to the Assets or the Business or to PNG’s Knowledge, will be binding on the Assets or EQT following Closing as a result of the consummation of the transactions contemplated by this Agreement; provided that “Contract” shall not include this Agreement, the Master Purchase Agreement, the Ancillary Agreements or any agreements related to the foregoing or the transactions contemplated thereby.

“Easements” has the meaning set forth in Section 3.11(b).

“Environmental Laws” means all Laws relating to pollution or protection of the environment or natural resources, including Laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.13.

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by PNG or an ERISA Affiliate.

“EQT” has the meaning set forth in the first paragraph of this Agreement.

“EQT Material Adverse Effect” means a change or effect, whether resulting from events, actions, inactions or circumstances, that has or would reasonably be expected to have a material adverse effect on EQT or which seeks to prevent or materially impede the ability of EQT or its Affiliates to consummate the transactions contemplated hereby or in the Ancillary Agreements.

“EQT Protected Parties” has the meaning set forth in Section 10.1(a).

“Equitable Gas” has the meaning set forth in the Recitals.

“Equitable Homeworks” has the meaning set forth in the Recitals.

“ERISA” has the meaning set forth in Section 3.10.

“ERISA Affiliate” means any other Person that, together with PNG is required to be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Excluded Assets” has the meaning set forth in Section 2.1(a).

“FERC” refers to the Federal Energy Regulatory Commission.

“General Conveyance” has the meaning set forth in Section 8.2(a)(i).

“Governmental Entity” means any government, or any governmental, regulatory or administrative agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, in each case whether federal, state or local, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity

“Hazardous Substance” means any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas (excluding natural gas), defined or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant” or any other words of similar meaning within the context used under any applicable Environmental Law.

“Holdco” has the meaning set forth in the Recitals.

“Indebtedness” has the meaning set forth in Section 5.1(a)(iv).

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Independent Tax Arbitrator” has the meaning set forth in Section 5.3(h).

“Intellectual Property” means all patents, patent applications, trademarks, service marks, tradenames, copyrights, proprietary software, inventions, trade secrets, and other proprietary, intangible items.

“Interconnect Agreements” has the meaning set forth in Section 8.2(a)(ix).

“IT Systems Assets” has the meaning set forth in Section 3.14(b).

“Knowledge” or words to such effect mean, with respect to PNG, the actual knowledge of the persons listed on Schedule 1.1(a) after reasonable inquiry; provided that, with respect to Intellectual Property, such “reasonable inquiry” shall not be interpreted to require PNG or any of its Affiliates (or any of its respective officers, directors, contractors or employees) to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and with respect to EQT, the actual knowledge of the persons listed on Schedule 1.1(b) after reasonable inquiry.

“Law” means any applicable constitutional provision, statute, ordinance or other law, rule, code, regulation or interpretation of any Governmental Entity and any decree, injunction, stay, judgment, order, ruling, assessment or writ.

“Liens” means liens (statutory or otherwise), charges, security interests, hypothecation, mortgage, restrictions, options, pledges, claims or encumbrances of any nature.

“Line Fill” means all Natural Gas owned by PNG and contained in the Transmission Assets.

“Master Purchase Agreement” has the meaning set forth in the Recitals.

“Material Adverse Effect” means a change or effect, whether resulting from events, actions, inactions or circumstances, that either individually or in the aggregate is, or as applicable, would reasonably be expected to (a) be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of PNG or (b) prevent or materially impede the ability of PNG to consummate the transactions contemplated herein or in the Ancillary Agreements, excluding, in any case, (i) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, financial markets, interest rates, securities markets or commodity markets, (ii) any changes or effects resulting from or relating to changes in applicable Laws (including, without limitation, changes in Laws affecting owners or providers of gas production, gathering, transmission or distribution as a group) or in the political climate generally or in any specific region, in each case, which do not have a disproportionate effect (relative to other industry participants) on PNG, (iii) any changes in conditions or developments generally applicable to the industries in which PNG is involved, which do not have a disproportionate effect (relative to other industry participants) on PNG, (iv) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Entity associated with additional security to address concerns of terrorism, (v) any change in U.S. GAAP, or interpretations thereof, (vi) changes or effects to the extent constituting or involving any Midstream Retained Asset, (vii) changes or effects resulting from the public announcement or pendency of the transactions contemplated by this Agreement or as a result of actions specifically contemplated by this Agreement or the Ancillary Agreements and (viii) any change or effect that is cured (including by the payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Article IX.

“MMcf” means a million cubic feet.

“Native/Base Gas” means Natural Gas maintained as permanent inventory in the Storage Assets, including any native gas remaining in reservoirs after economic production has ceased, to maintain adequate pressure and deliverability rates for operations.

“Natural Gas” means natural gas and associated hydrocarbons.

“Parties” means EQT and PNG and “Party” means either EQT or PNG as applicable.

“Peoples” means Peoples Natural Gas Company LLC, a Pennsylvania limited liability company.

“Peoples TWP” means Peoples TWP LLC, a Pennsylvania limited liability company.

“Permits” means permits, licenses and other governmental authorizations.

“Permitted Liens” means (i) Liens and encumbrances set forth on Schedule 1.1(c), (ii) Permitted Tax Liens, (iii) materialmen’s, warehousemen’s and mechanics’ Liens and other Liens arising by operation of law in the ordinary course of business for sums not yet due and relating to obligations as to which there is no default on the part of PNG, any Affiliate of PNG owning Assets or Rager Mountain, and (iv) such other Liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, as do not materially impair the title to, possession, and/or use of such property for its intended purpose.

“Permitted Tax Liens” has the meaning set forth in Section 3.8(d).

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a union, a limited liability company, a trust, an unincorporated organization or a Governmental Entity or any other separate legal entity recognized pursuant to Law.

“PNG” has the meaning set forth in the first paragraph of this Agreement.

“PNG Consents” means the consents or notices set forth on Schedule 3.4.

“PNG Disclosure Schedule” has the meaning set forth in Article III.

“PNG Protected Parties” has the meaning set forth in Section 10.1(b).

“Rager Mountain Membership Interests” has the meaning set forth in Section 3.5(a).

“Rager Mountain” means Rager Mountain Storage Company LLC, a wholly-owned subsidiary of PNG.

“Reasonable Efforts” shall mean commercially reasonable efforts.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances).

“Retained Obligations” has the meaning set forth in Section 2.3.

“ROW” has the meaning set forth in Section 5.7.

“Seller Required Approvals” means the approvals, applications, notices or filings set forth on Schedule 3.9 of the Master Purchase Agreement.

“Storage Assets” shall mean the storage assets known as Rager Mountain, Gamble Hayden, Webster and Truittsburg, as described on Exhibit C-1 hereto.

“Storage Gas” means all Natural Gas owned by PNG and contained in the Storage Assets.

“Tax” or “Taxes” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, revenues, sales, use, ad valorem, transfer, franchise, capital stock, profits,

license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission assessments relating to revenues) imposed by any Governmental Entity, together with any interest, penalties or additions thereto payable to any Governmental Entity in respect thereof.

“Tax Proceeding” has the meaning set forth in Section 5.3(e).

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Entity in respect of Taxes.

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer or other similar Taxes or fees, including any interest, penalties or additions thereto, whether disputed or not; provided, however, that the term “Transfer Tax” shall not include any Tax measured in whole or in part by net income.

“Transmission Assets” shall mean the approximately 200 miles of transmission lines described on Exhibit C-1 hereto.

“Twin Pipeline” has the meaning set forth in Section 5.7.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

ARTICLE II

EXCHANGE OF ASSETS

Section 2.1                                               Exchange of Assets.  Subject to the terms and conditions set forth in this Agreement:

(a)                               Transfer of the Assets.  At the Closing, PNG shall, or shall cause its Affiliates to, transfer to EQT all of the assets listed on Exhibit C-1 (collectively, the “Assets”), free and clear of all Liens (other than Permitted Liens) in exchange for the transfer by EQT or its Affiliates of its indirect interests in certain of the assets of each of Equitable Gas and Equitable Homeworks through the transactions contemplated by the Master Purchase Agreement; provided, however, that the Assets (or any portion thereof) may, at the sole option of PNG and in accordance with Section 5.3, be transferred between the date hereof and the Closing to a newly-formed entity that is wholly-owned by PNG and treated as a disregarded entity for U.S. federal income Tax purposes (“NewCo”) pursuant to agreements and instruments reasonably acceptable to EQT (which acceptance shall not be unreasonably withheld, conditioned or delayed) and, in such event, then 100% of the equity interests of NewCo shall be included in the Assets and transferred by PNG to EQT at the Closing; provided, further that none of the transfers described in the preceding proviso is intended to (A) have an economic or risk-sharing effect on the transactions contemplated by this Agreement or (B) impact the use of the Assets or the value of the Assets, and the Parties shall cooperate in amending this Agreement to ensure that such transfers to NewCo do not have such effect, including by expanding the representations and warranties to provide customary ownership and entity representations and warranties with respect to NewCo, amending the description of the Retained Obligations to reflect the NewCo ownership and amending the indemnification provided with respect to the Retained Obligations and the expanded representations and warranties.

Notwithstanding anything herein to the contrary and for the avoidance of doubt, each of PNG and its Affiliates, as applicable, shall retain ownership of all of its respective assets not specifically transferred pursuant to this Agreement, including the assets described on Exhibit C-2 (the “Excluded Assets”).

(b)                              Consideration.  The Parties are entering into this Agreement as an incentive for, and in consideration of, entering into, and consummating the transactions contemplated by, the Master Purchase Agreement to the extent that such Master Purchase Agreement relates to EQT’s indirect interest in the assets set forth in Schedule 11.13.

Section 2.2                                               Assumed Liabilities.  Without limiting EQT’s rights to indemnity under Article X, from and after the Closing, EQT assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all (a) obligations and liabilities arising on or after the Closing Date with respect to the Assets and the Business and (b) Taxes attributable to the Assets and the Business in respect of all periods commencing on the Closing Date and those Taxes allocable to EQT under Section 5.3; provided that EQT does not assume any obligations of PNG or its Affiliates to the extent attributable to or arising out of the Retained Obligations (subject to such limitation, all of said obligations and liabilities are herein referred to as the “Assumed Liabilities”).  For the purpose of clarity, Assumed Liabilities shall include obligations which by their terms accrue on or after the Closing Date with respect to the Assets and the Business, including under Contracts assumed by EQT at the Closing.

Section 2.3                                               Retained Obligations.  PNG retains and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities, known or unknown, to the extent relating to (i) the Assets and the Business prior to the Closing Date and (ii) the Excluded Assets (collectively, the “Retained Obligations”).  The Retained Obligations shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by PNG or its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PNG

Except as otherwise disclosed in this Agreement or in the disclosure schedules delivered by PNG to EQT on the date hereof (the “PNG Disclosure Schedule”) corresponding to the particular section or subsection contained in this Article III (it being understood that disclosure for one section shall be deemed to be disclosure for any other section as to which the applicability is reasonably apparent from the face of the disclosure) or as otherwise expressly disclosed in or specifically contemplated by this Agreement or the Ancillary Agreements, PNG hereby represents and warrants to EQT that, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 3.1                                               Formation and Corporate Power.

(a)                               PNG is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.  PNG is duly qualified or licensed to do business in each jurisdiction where the nature of the business conducted by it or the character or location of its assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(b)                              Peoples is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Peoples is duly qualified or licensed to do business in each jurisdiction where the nature of the business conducted by it or the character or location of its assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(c)                               Rager Mountain is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Rager Mountain is duly qualified or licensed to do business in each jurisdiction where the nature of the business conducted by it or the character or location of its assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.  Rager Mountain has full limited liability company power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

(d)                             PNG has delivered to EQT the limited liability company agreement and certificate of formation of Rager Mountain, and the same are true and correct as amended through the date hereof.

Section 3.2                                               Authorization; Validity.

(a)                               Each of PNG and Peoples has all necessary limited liability company right, power, capacity and authority to execute and deliver this Agreement and all documents and instruments to be executed and delivered hereunder, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other limited liability company actions on the part thereof are necessary to authorize the execution, delivery and performance of this Agreement or all documents and instruments to be executed and delivered hereunder, or the consummation of the transactions contemplated hereby or thereby.

(b)                              This Agreement has been duly executed and delivered by PNG and constitutes the valid and binding obligation of PNG, enforceable against PNG in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).  Each document or instrument contemplated hereby to be executed or delivered at Closing will be duly executed and delivered by PNG or Peoples, as applicable, and will constitute the valid and binding obligation of PNG or Peoples, as applicable, enforceable against PNG or Peoples, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3                                               No Conflict.  The execution, delivery and performance by PNG or Peoples of this Agreement and all other documents and instruments contemplated hereby to which PNG or Peoples is a party and the consummation by PNG or Peoples of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in a breach of any provisions of the certificate or articles of incorporation, bylaws, articles of organization, partnership agreement, formation agreement or other similar organizational documents of PNG or Peoples, (b) subject to the receipt of the Buyer Required Approvals, violate any Law applicable to PNG or Peoples, or any Governmental Order or Permit applicable to PNG or Peoples, or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which PNG or Peoples or any of the Assets are bound except, in the case of clauses (b) and (c) above, for such violations, conflicts or defaults as would not reasonably be expected to result in a material adverse effect on the Business or the Assets.

Section 3.4                                               Consents and Approvals.  Subject to the receipt of the Buyer Required Approvals listed on Schedule 4.4 of the Master Purchase Agreement and the PNG Consents listed on Schedule 3.4 hereto, no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is or will be necessary for the valid execution, delivery and performance by PNG or Peoples of this Agreement or all documents and instruments to be executed and delivered hereunder, and the consummation of the transactions by PNG (or by the applicable Affiliate of PNG) contemplated hereby or thereby, except where the failure to make or obtain such registrations, filings, consents or approvals would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5                                               Capitalization; Subsidiaries; Title to Membership Interests.

(a)                               PNG owns of record and beneficially 100% of the authorized, issued and outstanding membership interests of Rager Mountain (the “Rager Mountain Membership Interests”).  There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Rager Mountain any equity interests of or in Rager Mountain, (ii) no commitments on the part of Rager Mountain to issue membership interests, subscriptions, warrants, options, convertible securities, partnership interests or other similar rights, and (iii) no equity securities of Rager Mountain reserved for issuance for any such purpose.  Rager Mountain has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities.  Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Rager Mountain.  Rager Mountain does not own any equity interests (including partnership interests) in any other Person.

(b)                              All of the Rager Mountain Membership Interests have been or at the Closing shall be duly authorized and validly issued, and shall be free and clear of all Liens.

Section 3.6                                               Rager Mountain Liabilities.  Rager Mountain has no Indebtedness, liability or obligation (whether accrued, absolute, contingent or otherwise) other than as set forth on Schedule 3.6.

Section 3.7                                               Compliance with Law; Proceedings.

(a)                               Except as set forth on Schedule 3.7, ownership, operation and use of the Assets are in compliance with all Laws, Permits and Governmental Orders (other than Tax Laws, which are addressed in Section 3.8, employment and labor laws which are addressed in Section 3.10, Environmental Laws, which are addressed in Section 3.13 and Laws relating to Intellectual Property, which are addressed in Section 3.14) except for such non-compliance as would not, or would not reasonably be expected to, result in a material adverse effect on the Business or the Assets.  Except as set forth on Schedule 3.7, PNG, Peoples or Rager Mountain, as applicable has all Permits necessary to own and operate or otherwise conduct the Business as currently conducted, except where the failure to obtain the same would not reasonably be expected to result in a material adverse effect on the Business or the Assets.  Except as set forth on Schedule 3.7, and except as would not result in, or would not reasonably be expected to, result in, individually or in the aggregate, a material adverse effect on the Business or the Assets, (i) each Permit is in full force and effect in accordance with its terms, (ii) there is no outstanding written notice, nor to PNG’s Knowledge, any other notice of revocation, cancellation, termination, material limitation or restriction of any Permit, and (iii) there are no proceedings pending or, to PNG’s Knowledge, threatened that seek the revocation, cancellation, termination, material limitation or restriction of any Permit.

(b)                              Except as set forth on Schedule 3.7, there are no (i) Actions pending or, to PNG’s Knowledge, threatened, or (ii) investigations pending or, to PNG’s Knowledge, threatened, against PNG, Peoples or Rager Mountain which relate to the Assets or the Business, at law or in equity, or before or by any Governmental Entity which would, or would reasonably be expected to, result in a material adverse effect on the Business or the Assets.  Neither PNG, Peoples nor Rager Mountain is in default with respect to, or in violation of, any Governmental Order known to or served upon PNG (or its Affiliates) relating to the Assets or the Business, except for defaults and violations which would not, or would not reasonably be expected to, result in a material adverse effect on the Business or the Assets.

Section 3.8                                               Tax Matters.  Except as disclosed on Schedule 3.8:

(a)                               Rager Mountain has at all times since formation been validly classified as a disregarded entity for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i), and no election has been filed by Rager Mountain requesting an alternative classification for U.S. federal income Tax purposes.

(b)                              All material Tax Returns required to be filed with respect to the Assets or by, or with respect to, Rager Mountain, have been timely filed, all such Tax Returns are true, correct and complete in all material respects, all material Taxes required to have been paid with respect to the Assets or by, or with respect to, Rager Mountain or that could give rise to a Lien (other than a Permitted Tax Lien) on the Assets or the assets of Rager Mountain have been timely paid, and all material Taxes required to have been withheld by Rager Mountain have been timely withheld, and such withheld Taxes have been timely paid to the proper Governmental Entity.

(c)                               (i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations for the period of assessment or collection of any Taxes of Rager Mountain, or with respect to Rager Mountain or the Assets, which statute or period has not expired, and no power of attorney with respect to any such Taxes that remains in effect, has been filed or entered into by Rager Mountain, or with respect to Rager Mountain or the Assets, with any Governmental Entity; (ii) the time for filing any material Tax Return of Rager Mountain, or with respect to Rager Mountain or the Assets, has not been extended to a date later than the date of this Agreement; (iii) there are no audits, claims, examinations, investigations or assessments regarding material Taxes pending against Rager Mountain or with respect to Rager Mountain or the Assets; and (iv) no Governmental Entity has asserted in writing, or to the Knowledge of PNG, orally, any deficiency or claim with respect to material Taxes or any material adjustments to Taxes against Rager Mountain or with respect to Rager Mountain or the Assets that is pending or has not been properly reflected on the financial statements of Rager Mountain in accordance with U.S. GAAP.

(d)                             There are no Liens for Taxes on any of the Assets or the assets of Rager Mountain, except for Liens for Taxes not due or delinquent, or which are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with U.S. GAAP (“Permitted Tax Liens”).

(e)                               None of PNG’s or Peoples’ interest in any of the Assets or interests in, or the assets of, Rager Mountain is, or has ever been, treated as an interest in a partnership or any other entity for U.S. federal income Tax purposes. Rager Mountain (i) has not been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns, and (ii) has no material liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law.

(f)                                Rager Mountain does not have any material liability for the Taxes of any other Person as a transferee or successor, by agreement (whether oral or written), under Law, or otherwise.

(g)                              Rager Mountain has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local, or foreign Law) that could result in any Tax being imposed on Rager Mountain.

(h)                              For any state, local or foreign jurisdiction that does not treat the acquisition of the Rager Mountain Membership Interests as an asset acquisition, Rager Mountain will not be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date; (ii) any state, local or foreign Tax analogue to any “closing agreement” as described in Section 7121 of the Code entered into prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date, (iv) any installment sale or open transaction disposition made prior to the Closing Date, or (v) any state, local, or foreign Tax analogue of Section 108(i) of the Code elected prior to the Closing Date.

(i)                                  This Section 3.8 contains the sole and exclusive representations and warranties provided in this Agreement with respect to all matters relating to Taxes of or with respect to the Assets and the assets of Rager Mountain.

Section 3.9                                               Contracts.  Schedule 3.9 contains a true and complete listing of all Contracts.  Except as otherwise set forth on Schedule 3.9: (i) each such Contract is valid, binding and in full force and effect with respect to PNG (or any Affiliate of PNG party to such Contract), and to PNG’s Knowledge, with respect to any other party to any such Contract, and is enforceable by PNG (or its Affiliate, as applicable) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) each of PNG and any of its Affiliates party to such Contract has performed, in all material respects, the obligations required to be performed by it to date under each such Contract, and (iii) to PNG’s Knowledge, there has not occurred a material violation of, or material default or breach by any other party under any such Contract.

Section 3.10                                       Employees and Employee Benefits.  Rager Mountain does not have and never has had any employees.  Rager Mountain does not sponsor, maintain or contribute to (and has never sponsored, maintained, contributed to or been required to contribute to), or have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Except for any liability that may be imposed under Title IV of ERISA (which liability would constitute a Retained Obligation), Rager Mountain does not have, and at and after the Closing will not have, any liability in respect of an Employee Plan.

Section 3.11                                       Title to Properties.

(a)                               PNG (or its Affiliates, as applicable) has good and marketable fee simple title to, or a valid leasehold or easement interest in, the Assets comprising real property, and Rager Mountain has good and marketable fee simple title to, or a valid leasehold or easement interest in, the material properties and assets of Rager Mountain, in each case free and clear of any Liens, adverse claims and other matters affecting PNG’s (or its Affiliates, as applicable) title to, possession and/or use of such property, except for: (i) Liens and encumbrances set forth on Schedule 3.11(a) and (ii) Permitted Liens.  All Easements (as defined below) (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity and (ii) grant all the material rights purported to be granted thereby and all rights necessary thereunder for the current operation of the Business, except where the failure of any such Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not reasonably be expected to materially impair the conduct of the Business as currently conducted.

(b)                              The real and tangible personal property listed on Schedule 3.11(b) include all real property and tangible personal property that are necessary for the conduct of the Business in substantially the same manner as the Business is currently conducted. The Business has been and is being conducted in a manner that does not violate any material term of any easements, rights of way, memorandum of easements, permits, servitudes, licenses, leasehold estates, any instruments creating an interest in real property, and similar rights related to real property (collectively, “Easements”) used in connection with the Business.  The map attached as a part of Exhibit C-1 generally depicts the entire route of the Transmission Assets. To the Knowledge of PNG, the entire route of the Transmission Assets is subject to Easements.

(c)                               All tangible personal property used in connection with the Business is, to the Knowledge of PNG, in good operating condition consistent with industry standards.

(d)                             Other than as contemplated by this Agreement, the Master Purchase Agreement and the Ancillary Agreements, PNG and its Affiliates have no plans for constructing any extension to the Assets not identified on Schedule 3.11(d).

Section 3.12                                       Insurance.  Schedule 3.12 sets forth a list of the material insurance policies held by PNG or its Affiliates with respect to the Assets.  Such policies are in full force and effect, and neither PNG nor any of its Affiliates, as applicable, has received written notice of any pending or threatened termination of such policies.

Section 3.13                                       Compliance With Environmental Laws.  Except as set forth on Schedule 3.13 (a) the Assets are, and at all times have been, in compliance with applicable Environmental Laws except for such non-compliance as would not, or would not reasonably be expected to, result in a material adverse effect on the Business or the Assets, (b) except as would not, or would not reasonably be expected to, result in a material adverse effect on the Business or the Assets, (i) PNG has all Permits necessary under applicable Environmental Laws (“Environmental Permits”) to own, lease or otherwise hold the Assets and to conduct the Business as currently conducted, (ii) each Environmental Permit is in full force and effect in accordance with its terms, (iii) there is no outstanding written notice or, to PNG’s Knowledge, any other notice of revocation, cancellation or termination of any Environmental Permit, and (iv) there are no proceedings pending or, to PNG’s Knowledge, threatened that seek the revocation, cancellation, termination, material limitation or restriction of any Environmental Permit, (c) to PNG’s Knowledge, Hazardous Substances have not been Released by PNG, Rager Mountain or any Person acting at the direction or on the behalf of PNG or Rager Mountain that would reasonably be likely to result in a material adverse effect on the Business or the Assets, (d) to PNG’s Knowledge, Hazardous Substances have not been Released by any third-party at the location of any Asset that would reasonably be likely to result in a material adverse effect on the Business or the Assets, (e) no written notices of any violation of Environmental Laws relating to the operations of the Assets or properties of Rager Mountain have been received by and are pending against PNG or Rager Mountain, except for such matters as would not, or would not reasonably be expected to, result in a material adverse effect on the Business or the Assets, and (f) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or, to PNG’s Knowledge, threatened, relating to non-compliance by PNG or Rager Mountain with, or liability of PNG or Rager Mountain under, applicable Environmental Laws, except for such matters as would not, or would not reasonably be expected to, result in a material adverse effect on the Business or the Assets.

Section 3.14                                       Intellectual Property.

(a)                               As set forth on Schedule 3.14, none of PNG or its Affiliates owns any material Intellectual Property, and, to PNG’s Knowledge, PNG and its Affiliates, in each case, own or have the valid right to use any Intellectual Property used in and material to the conduct of the Business as currently conducted; provided, however, for the avoidance of doubt, but without limiting the representation set forth in the penultimate sentence of this Section 3.14(a), the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property of third parties. There is no claim, suit, action or proceeding pending or, to PNG’s Knowledge, threatened against PNG or its Affiliates asserting that its use of any Intellectual Property in the Business infringes upon the rights of any third parties.  The representations and warranties made in this Section 3.14 are the sole and exclusive representations and warranties of PNG relating to Intellectual Property.

(b)                              All of PNG’s and its Affiliates’ information technology and computer systems used in and material to the conduct of the Business as currently conducted (collectively, “IT Systems Assets”) have been maintained (or if controlled by a third party, have been required by PNG to be maintained) in a commercially reasonable manner.  The IT Systems Assets are not defective in a manner that would prevent such IT Systems Assets from performing the information technology operations necessary to conduct the Business as currently conducted, in any material respect (other than any defects occurring, and that can be corrected, in the ordinary course of business).  PNG and its Affiliates have taken commercially reasonable measures to implement procedures for the back-up and recovery of the data and information necessary to the conduct of the Business as currently conducted.

(c)                               Except for Intellectual Property and services to be provided pursuant to the Transition Services Agreement, the Intellectual Property included in the Assets includes all of the Intellectual Property used in and necessary after the Closing to conduct the Business in substantially the same manner as is currently conducted, in any material respect; provided, however, for the avoidance of doubt, the foregoing shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property of third parties.

Section 3.15                                       Transactions with Affiliates.  Except as otherwise contemplated in this Agreement, the Master Purchase Agreement or as set forth on Schedule 3.15, none of the Assets, including Rager Mountain, are bound by or subject to any agreement, contract or arrangement between PNG, Peoples or Rager Mountain, on the one hand, and any of their Affiliates, on the other hand.  Notwithstanding anything in this Agreement or the PNG Disclosure Schedule to the contrary, nothing in this Agreement or the PNG Disclosure Schedule shall restrict or limit in any way the services to be provided pursuant to the Transition Services Agreement.

Section 3.16                                       Preferential Purchase Rights.  The Assets are not subject to any waiver or consent, as applicable, of any preferential purchase right, right of first refusal, consent to assignment or other similar right, pertaining to any Asset or the transactions contemplated hereby.

Section 3.17                                       Records.  Accurate copies of (a) all DOT compliance maintenance records and compliance related construction documentation relating to the Business, such as radiographic reports, hydrostatic test records, pre and post service caliper data, and records relating to all compression facilities, and (b) the limited liability company books and records of Rager Mountain, have been made available for inspection by EQT.

Section 3.18                                       Imbalances.  Except as set forth on Schedule 3.18 and except for normal immaterial pipeline imbalances that are adjusted by the Transmission Assets each month, as of November 30, 2012, there were no wellhead imbalances or other imbalances which require payment from PNG, or any Affiliate of PNG, to a third party or for which EQT would otherwise become responsible, including without limitation to each other.

Section 3.19                                       Gas in Storage/ Lines.  At the Closing, Peoples will convey with the Assets physical possession and custody of a quantity of Natural Gas (a) in the Storage Assets, an amount of Natural Gas at least equal to the amount of Native/Base Gas set forth for such location on Exhibit C-1 hereto, and (b) in the Storage Assets and the Transmission Assets, an amount of Natural Gas at least equal to (i) the quantity of Natural Gas that is required to be delivered to customers in order to satisfy Peoples’ obligations for delivery of Natural Gas under any Contract assumed by EQT, plus (ii) the quantity of Natural Gas that is required to be delivered to Peoples or any of its Affiliates under any Ancillary Agreement, plus (iii) the aggregate quantity of Native/Base Gas referred to in clause (a) above.

Section 3.20                                       Sufficiency of Assets.  Except for the services to be provided pursuant to the Transition Services Agreement, the Assets include all of the assets and properties reasonably necessary after the Closing to operate the Assets or the Business in substantially the manner in which they are currently operated by PNG or its Affiliates.

Section 3.21                                       No Bankruptcy; Solvency.  There are no bankruptcy, reorganization or arrangement proceedings pending or, to the Knowledge of PNG, threatened against PNG, Peoples or Rager Mountain.  PNG is not entering into this Agreement with the intent to hinder, delay or defraud creditors.

Section 3.22                                       Regulatory Matters.  Neither PNG nor Peoples is a “natural gas company” as that term is defined in the Natural Gas Act (the “NGA”), and the Assets are not regulated by FERC as an interstate pipeline and are not subject to any FERC abandonment approval prior to disposition.  Rager Mountain is a “natural gas company” as that term is defined in the NGA, and the assets of Rager Mountain are regulated by FERC as an interstate pipeline pursuant to a certificate issued under NGA Section 7(c).

Section 3.23                                       Brokers.  Neither PNG nor any Affiliate of PNG has any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement, the Assignment Agreement or the General Conveyance except for any Affiliate of PNG, whose fees and expenses shall be borne by PNG.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQT

Except as otherwise disclosed in this Agreement or as otherwise expressly disclosed in or specifically contemplated by this Agreement or the Ancillary Agreements, EQT hereby represents and warrants to PNG that, as of the date hereof and as of the Closing Date (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 4.1                                               Formation and Corporate Power.  EQT is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  EQT is duly qualified or licensed to do business in each jurisdiction where the nature of the business conducted by it or the character or location of its assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have an EQT Material Adverse Effect.

Section 4.2                                               Authorization; Validity.

(a)                               EQT has all necessary corporate right, power, capacity and authority to execute and deliver this Agreement and all documents and instruments to be executed and delivered hereunder, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other corporate actions on the part of EQT are necessary to authorize the execution, delivery and performance of this Agreement or all documents and instruments to be executed and delivered hereunder, or the consummation of the transactions contemplated hereby or thereby.

(b)                              This Agreement has been duly executed and delivered by EQT and constitutes the valid and binding obligation of EQT, enforceable against EQT in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).  Each document or instrument contemplated hereby to be executed and delivered at Closing will be duly executed and delivered by EQT and will constitute the valid and binding obligation of EQT, enforceable against EQT in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3                                               No Conflict.  The execution, delivery and performance by EQT of this Agreement and all other documents and instruments contemplated hereby to which EQT is a party and the consummation by EQT of the transactions contemplated hereby or thereby will not (a) violate, conflict with or result in a breach of any provisions of the certificate of incorporation, bylaws or similar organizational documents of EQT, (b) subject to the receipt of the Seller Required Approvals, violate any Law applicable to EQT, or any Governmental Order or Permit applicable to EQT, except for such violations, conflicts, defaults or Liens which would not reasonably be expected to have an EQT Material Adverse Effect, or (c) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any material Contract, except for such violations, conflicts or defaults which would not reasonably be expected to have an EQT Material Adverse Effect.

Section 4.4                                               Compliance with Law; Proceedings.

(a)                               EQT is in compliance with all Law, Permits and Governmental Orders applicable to it or its assets, properties or business except for such non-compliance as would not reasonably be expected to have an EQT Material Adverse Effect.  EQT has all Permits necessary to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to have an EQT Material Adverse Effect.  Except as would not have, or would not reasonably be expected to have, an EQT Material Adverse Effect, (i) each Permit held by EQT is in full force and effect in accordance with its terms, (ii) there is no outstanding written notice, nor to EQT’s Knowledge, any other notice of revocation, cancellation or termination of any Permit held by EQT, and (iii) there are no proceedings pending or, to EQT’s Knowledge, threatened that seek the revocation, cancellation or termination of any Permit.

(b)                              There are no (i) actions, suits, claims or proceedings (including, but not limited to, any arbitration proceedings) pending or, to EQT’s Knowledge, threatened or (ii) investigations which, to EQT’s Knowledge, are pending or threatened, against EQT, at law or in equity, or before or by any Governmental Entity which would reasonably be expected to have an EQT Material Adverse Effect.  EQT is not in default with respect to any order, writ, injunction or decree known to or served upon EQT of any Governmental Entity, except for defaults which would not reasonably be expected to have an EQT Material Adverse Effect.

Section 4.5                                               Consents and Approvals.  Subject to the receipt of the Seller Required Approvals listed on Schedule 3.9 of the Master Purchase Agreement , no registration or filing with, or consent or approval of or other action by, any Governmental Entity or any other Person is, or will be, necessary for the valid execution, delivery and performance by EQT of this Agreement or all documents and instruments to be executed and delivered hereunder, and the consummation of the transactions by EQT contemplated hereby or thereby, except where the failure to make or obtain such registrations, filings, consents or approvals would not have, individually or in the aggregate, an EQT Material Adverse Effect.

Section 4.6                                               Brokers.  Neither EQT nor any Affiliate thereof has any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement, the Assignment Agreement or the General Conveyance except for Lazard Ltd., whose fees and expenses shall be borne by EQT.

Section 4.7                                               Investment.  EQT is acquiring the Rager Mountain Membership Interests for investment and not with a view to its sale or distribution other than in a sale or distribution which is registered under applicable securities laws or is exempt from such registration.

ARTICLE V

ACCESS; ADDITIONAL AGREEMENTS

Section 5.1                                               Conduct of Business.

(a)                               From the date hereof until the Closing, PNG shall manage the Assets and conduct the Business only in the ordinary course and in a manner consistent with past practices, and shall use its Reasonable Efforts to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with PNG in connection with the Business; provided, however, that nothing in this Section 5.1(a) shall be construed to interfere with or control the ability of PNG and its Affiliates to operate their respective businesses that are not primarily related to the ownership and operation of the Assets in the ordinary course.  Except as expressly contemplated by this Agreement, as may be required by applicable Law or any Governmental Entity, or as set forth on Schedule 5.1(a), from the date hereof until the Closing, without prior written consent of EQT, PNG shall not and, to the extent applicable, shall cause Rager Mountain not to:

(i)                                                Transfer, sell or otherwise dispose of any of the Assets, any material assets or properties of Rager Mountain, or any other asset or property of PNG (to the extent reasonably necessary to own or operate the Assets and the Business) (whether by way of merger, consolidation, sale of stock, sale of assets, liquidation, dissolution or otherwise), other than sales or dispositions in the ordinary course of business, sales or dispositions of obsolete or surplus assets, sales or dispositions in connection with the normal repair and/or replacement of assets or properties, or sales or dispositions of Natural Gas in accordance with any Contract; provided that Rager Mountain shall be permitted to declare and make distributions and repay intercompany debt;

(ii)                                            Create any Lien on any of the Assets or any of the assets of Rager Mountain, except (A) if such Lien shall be released as of Closing or (B) a Permitted Lien;

(iii)                                        Amend in any material respect, terminate (except in accordance with its terms) or assign, or waive any material rights under, any Contract or enter into, amend in any material respect, extend the term, terminate (except in accordance with its terms) or assign any Contract that will survive the Closing;

(iv)                                        Incur any obligation or liability for borrowed money (“Indebtedness”) in respect of the Business other than (A) Indebtedness incurred in the ordinary course of business, (B) Indebtedness to Affiliates which will be extinguished prior to the Closing, and (C) Indebtedness incurred in accordance with a Contract or pursuant to Contracts otherwise expressly permitted to be entered into under this Agreement;

(v)                                            Permit Rager Mountain to merge or consolidate with, or acquire any or all of the capital stock or assets of any other person;

(vi)                                        In connection with the Business, assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, or make loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business;

(vii)                                    Issue or sell any equity interests or any securities or obligations convertible into or exchangeable for, or give any Person any right to acquire, any membership interest in Rager Mountain;

(viii)                                Enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any real property lease, Easement, right of way or any other Contract or lease material to the Business; provided, however, nothing herein will prevent PNG from entering into, amending or modifying Contracts or real property leases, Easements or rights of way in the ordinary course of business consistent with past practice;

(ix)                                        Alter in any way the manner in which it has regularly and customarily maintained its books of account and records in connection with the Business, except as may be required by applicable Law or professional standards;

(x)                                            Amend the certificate of formation or limited liability company agreement of Rager Mountain;

(xi)                                        Terminate or waive any right or rights in respect of the Assets, including the assets of Rager Mountain, that individually or in the aggregate would reasonably be expected to be material in value to PNG, other than in the ordinary course of business consistent with past practice or other than as may be permitted by any of the other clauses of this Section 5.1;

(xii)                                    Lease or otherwise transfer or assign any rights in the Storage Assets, including any rights to explore for or develop minerals;

(xiii)                                Amend or modify the terms of any existing Gas Marketing Contract or enter into any new gas marketing contract other than gas marketing contracts (A) that replace a Gas Marketing Contract that expires after the date hereof and prior to the Closing and (B) that contain substantially similar terms (including quantity, duration and price) as the expired Gas Marketing Contract or terms that are not materially more burdensome to the Business;

(xiv)                  With respect to Rager Mountain only, except in the ordinary course of business, change or revoke any material election with respect to Taxes; amend any material Tax Return, enter into any closing agreement or other agreement with respect to material Taxes with any Governmental Entity; settle or compromise any material Tax liability, claim or assessment; make or surrender any material claim for a refund of Taxes; agree to an extension or waiver of the statute of limitations with respect to the assessment or collection of material Taxes; or seek any ruling or agreement from any Governmental Entity with respect to material Taxes;

(xv)                      Change, in any material respect, any method of financial accounting or accounting practice or policy used by PNG with respect to the Assets, or Rager Mountain, other than such changes required by applicable Law or U.S. GAAP, except to conform to a change in method of accounting or accounting practice or policy used by PNG;

(xvi)                  Permit Rager Mountain to pay, discharge, settle, satisfy, compromise or waive any Action or claim (absolute, accrued, asserted or unasserted, contingent or otherwise) having a value in excess of One Million Dollars ($1,000,000) individually or Two Million Dollars ($2,000,000) in the aggregate; or

(xvii)              Enter into an agreement or agree to do any of the things described in clauses (i) through (xvi) above.

(b)                              Notwithstanding anything herein to the contrary, with respect to the Business, PNG shall (and shall cause Rager Mountain to the extent applicable to) (i) pay debts and Taxes when due, (ii) pay or perform all other obligations when due and (iii) use Reasonable Efforts, consistent with past practice and policies, (A) to preserve intact the Assets, and (B) comply in all material respects with all applicable Laws and the requirements of all of its Contracts.

Section 5.2                                               Notice of Changes.  Actions taken by PNG or its Affiliates with the consent of EQT pursuant to Section 5.1(a) shall not be deemed a misrepresentation or breach of representation or warranty made by PNG, and such actions shall not be subject to or included in any determination whether the provisions of Sections 6.3 or 9.1(b) are satisfied or applicable.

Section 5.3                                               Tax Matters.

(a)                               Transfer Taxes. PNG shall be responsible for the timely payment of all Transfer Taxes, if any, arising out of or in connection with the transfer by PNG of the Assets to EQT pursuant to this Agreement, including any transfers by PNG of any such Assets to NewCo between the date hereof and the Closing. PNG shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes, if any, and EQT will join in the execution of any such Tax Returns to the extent required by Law, and will reasonably cooperate with PNG to eliminate or reduce any such Transfer Taxes to the maximum extent permitted by applicable Law.  Upon the written request of EQT setting forth in detail the computation of the amount owed, PNG shall pay to EQT, no later than twenty (20) days after receipt of EQT’s request for payment, the Transfer Taxes for which PNG is liable under this Section 5.3(a) but which are payable by EQT or any of its Affiliates pursuant to applicable Law.

(b)                              Tax Returns. Except as otherwise provided in Section 5.3(a):

(i)                                                PNG shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Rager Mountain, or with respect to the Assets or Rager Mountain, on or before the Closing Date, and shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns.  All such Tax Returns shall be prepared in a manner reasonably consistent with past practice, unless otherwise required by Law.  Not later than twenty (20) days prior to the due date for filing each such Tax Return to be filed by Rager Mountain, PNG shall provide EQT with a draft copy of such Tax Return for review and comment, and PNG shall consider in good faith all reasonable comments provided by EQT with respect to any such draft copy not later than ten (10) days prior to such due date.

(ii)                                            EQT shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Rager Mountain, or with respect to the Assets or Rager Mountain, after the Closing Date, and shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Tax Returns. All such Tax Returns for any taxable year or period beginning before and ending on or after the Closing Date shall be prepared in a manner reasonably consistent with past practice unless and to the extent that EQT reasonably determines, after consultation with PNG, and based on the written advice of EQT’s Tax advisors (a copy of which EQT shall provide to PNG in connection with such consultation), that filing in an inconsistent manner is required by Law. Not later than twenty (20) days prior to the due date for filing each such Tax Return, EQT shall provide PNG with a draft copy of such Tax Return for review and comment, and EQT shall consider in good faith all reasonable comments provided by PNG with respect to any such draft copy not later than ten (10) days prior to such due date.  In the event that EQT does not include all of PNG’s comments in any such Tax Return, EQT shall notify PNG in writing of such non-inclusion not later than nine (9) days prior to such due date.  The party who bears the greater portion of the tax liability with respect to such Tax Return shall have the right to determine the resolution of any disputed item with respect to such Tax Return, and EQT shall file such Tax Return consistent with such resolution.

(iii)                                        EQT shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed by Rager Mountain for any taxable year or period beginning before the Closing Date, unless (i) the failure to take such action could materially adversely affect EQT and (ii) PNG consents to such action (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                               Straddle Period Tax Liabilities.

(i)                                                Upon the written request of EQT setting forth in detail the computation of the amount owed, PNG shall pay to EQT, no later than twenty (20) days after receipt of EQT’s request for payment, the Taxes for which PNG has an indemnification obligation pursuant to Section 10.1(a)(iv)(A) but which are payable with any Tax Return to be filed by EQT pursuant to Section 5.3(b)(ii), but only to the extent such Taxes were not paid or prepaid (whether directly or indirectly through a right of set-off or credit) prior to the Closing.  Upon the written request of PNG setting forth in detail the computation of the amount owed, EQT shall pay to PNG, no later than twenty (20) days after receipt of PNG’s request for payment, the Taxes for which EQT is liable pursuant to Section 5.3(c)(ii) but which were paid with respect to any Tax Return filed by PNG or any of its Affiliates (including, prior to the Closing, Rager Mountain).

(ii)                                            Where it is necessary for purposes of this Agreement to apportion between PNG and EQT Taxes of Rager Mountain, or with respect to Rager Mountain or the Assets, for a taxable year or period beginning before, and ending on or after, the Closing Date, such liability shall be apportioned between the period deemed to end at the close of the day before the Closing Date and the period deemed to begin at the beginning of the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis with respect to Rager Mountain or the Assets, or otherwise measured by the level of any item, shall be allocated on a daily basis.

(d)                             Cooperation on Tax Matters. EQT and PNG shall cooperate fully, as and to the extent reasonably requested by EQT or PNG, in connection with the filing of Tax Returns of Rager Mountain or with respect to Rager Mountain or the Assets and in connection with any Tax Proceeding with respect to Taxes of or with respect to Rager Mountain or the Assets.  Such cooperation shall include the retention and (upon EQT or PNG’s request) the reasonable provision of records and information that are relevant to any such Tax Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                               Tax Proceedings. EQT shall notify PNG regarding, and within twenty (20) days after, the receipt by EQT or any of its Affiliates (including Rager Mountain) of notice of any inquiries, claims, assessments, audits or similar events (“Tax Proceedings”) with respect to Taxes of or with respect to Rager Mountain or with respect to the Assets to the extent relating to any taxable year or period (or portion thereof) ending before the Closing Date. PNG shall control the resolution of any such Tax Proceeding; provided that (i) EQT shall have the right to participate at its sole cost and expense in any such Tax Proceeding with respect to any item in dispute in such Tax Proceeding, and PNG shall consider in good faith all reasonable comments received from EQT with respect to any such item, that could materially impact taxable periods ending on or after the Closing Date and (ii) PNG shall not settle or compromise any such Tax Proceeding with respect to any such item without EQT’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned).  EQT shall control the resolution of any other Tax Proceeding with respect to Taxes of Rager Mountain or with respect to Rager Mountain or the Assets; provided that (i) PNG shall have the right to participate at its sole cost and expense in any such Tax Proceeding relating to any taxable year or period that begins before and ends on or after the Closing Date and EQT shall consider in good faith all reasonable comments received from PNG in connection with any such Tax Proceeding that relates to the period (or portion thereof) ending prior to the Closing Date, and (ii) EQT shall not settle or compromise any such Tax Proceeding with respect to any such period (or portion thereof)

without PNG’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned).

(f)                                Tax Refunds. Upon receipt, EQT shall promptly forward to PNG any refund, rebate, abatement, reduction or other recovery (whether direct or indirect through a right of set-off or credit) of Taxes of or with respect to Rager Mountain or with respect to the Assets, and any interest received thereon, with respect to (i) any taxable year or period (or portion thereof, as determined in a manner consistent with Section 5.3(c)(ii)) ending before the Closing Date, or (ii) any taxable year or period (or portion thereof, as determined in a manner consistent with Section 5.3(c)(ii)) beginning on or after the Closing Date to the extent such Taxes were paid or prepaid (whether directly or indirectly through a right of set-off or credit) prior to the Closing.

(g)                              Tax Sharing Agreements.  All Tax sharing, Tax indemnity, Tax allocation or similar agreements or arrangements (whether oral or written) with respect to or involving Rager Mountain, on the one hand, and any Affiliate of Rager Mountain, on the other hand, shall be terminated as of the Closing and, after the Closing, Rager Mountain shall not be bound thereby or have any liability thereunder.

(h)                              Dispute Resolution. In the event that EQT and PNG disagree as to the amount or calculation of any payment to be made under this Agreement relating to Taxes, or the interpretation or application of any provision under this Agreement relating to Taxes, EQT and PNG shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) days following the commencement of the dispute, EQT and PNG shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Tax Arbitrator”), to resolve the dispute.  The Independent Tax Arbitrator shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved.  Following the decision of the Independent Tax Arbitrator, EQT and PNG shall each take or cause to be taken any action necessary to implement the decision of the Independent Tax Arbitrator. The responsibility of the Parties for fees and expenses of the Independent Tax Arbitrator relating to such dispute shall be determined in accordance with the principles of Section 2.1(c)(v) of the Master Purchase Agreement.

Section 5.4                                               Affiliate Transactions.

(a)                               All intercompany transactions between Rager Mountain and any of its Affiliates in respect of the Business shall be settled on or prior to the closing in the ordinary course of business consistent with past practices.  Subject to obtaining any applicable regulatory approval, at the option of EQT the agreements referred to on Schedule 3.15 shall be terminated immediately prior to Closing.

(b)                              Immediately prior to the Closing, any imbalances which would require payment from Rager Mountain to PNG or its Affiliates or for which EQT would otherwise be responsible following the Closing shall be waived by PNG and its Affiliates, as applicable, and deemed satisfied.

(c)                               At least thirty (30) days prior to the Closing, PNG will provide EQT a complete list of all guarantees, bonds, letters of credit or financial assurances related to the

Business (the “Company Guarantees”).  As of the Closing, EQT shall, or shall cause, the Company Guarantees, as supplemented to the date of the Closing, to be replaced or provided for, as applicable, by EQT or its Affiliates, and EQT shall or shall cause any Company Guarantees, as supplemented to the date of the Closing, provided for by PNG or its Affiliates to be terminated and for PNG or its Affiliates to be released from any Adverse Consequences related thereto.  Notwithstanding the foregoing, in the event any of the Company Guarantees cannot be replaced at Closing, (i) the Parties agree to use Reasonable Efforts to cause the replacement and release of such Company Guarantees as promptly as practicable after the Closing, and (ii) EQT shall not, and shall cause its Affiliates not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the Company Guarantees relate, or to otherwise take any action that could increase, extend or accelerate the liability of PNG or any Affiliate under any Company Guarantee, without PNG’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 5.5                                               Files and Records.  EQT shall retain possession of the documents, books and records which are transferred upon the Closing for a period of six (6) years after the Closing Date or such other time period required by Law; provided, however, that Tax books and records shall be retained until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof).  Without limiting the foregoing, PNG shall be entitled to retain copies of the Books and Records and any files and/or books, documents or records relating to the Business, which copies shall be kept confidential.  After the Closing Date, EQT shall (a) provide to PNG for any reasonable purpose relating to PNG’s ownership of the Assets reasonable access to the Books and Records and files, books, documents and records of the Business upon reasonable prior notice during regular business hours and (b) permit PNG to make such extracts and copies thereof as PNG may deem necessary at PNG’s sole expense; provided that PNG shall have entered into an agreement with EQT containing customary terms obligating PNG to keep such material terms confidential.

Section 5.6                                               Transmission Lines.  During the period beginning on the Closing and ending on the fifth anniversary of the Closing, neither PNG nor its Affiliates will construct a new natural gas pipeline in Pennsylvania, except (i) pipelines that are primarily for the benefit of PNG’s end-users of natural gas or (ii) pipelines that are system betterment improvements to existing PNG systems for the purpose of ensuring end-user customer service and reliability.

Section 5.7                                               Option to Acquire Rights of Way.  Effective upon the Closing, if, during the five-year period beginning on the Closing, EQT notifies PNG that it desires to construct a gas pipeline adjacent to a gas pipeline owned by Peoples TWP (each such pipeline, a “Twin Pipeline”) utilizing any easements, rights of way or other real property rights (“ROW”) owned or controlled by Peoples TWP for its gas pipelines, EQT shall have the right to acquire at a price and subject to terms and conditions to be mutually agreed interests in the ROW of Peoples TWP as may be necessary to permit EQT to construct, own and operate the Twin Pipeline; provided, that there shall not be any payment unless Peoples TWP is obligated to pay additional amounts to third parties under the terms of the ROW.  In the event the ROW held by Peoples TWP for its gas pipeline are determined by the Parties to be insufficient to permit EQT to construct, own and operate the proposed Twin Pipeline, PNG shall cause Peoples TWP to use commercially reasonable efforts to obtain, at EQT’s cost and expense, such modifications to its existing ROW or provide EQT with access to its ROW records to enable EQT to construct, own and operate such proposed Twin Pipeline, and in connection with such obligation, PNG shall cause Peoples TWP to use commercially reasonable efforts to notify EQT of such costs and expenses prior to the incurrence thereof; provided, that neither PNG nor Peoples TWP shall be required to secure additional ROW for the benefit of EQT by eminent domain.

Section 5.8                                               Expenses for Physical Separation and Measurement.  PNG shall bear all costs, whether arising before, on or after Closing, in connection with the physical separation and installation of all necessary measurement equipment as is reasonably necessary in connection with the transfer of the Assets to EQT.

Section 5.9                                               Access.

(a)                               PNG shall afford EQT and its authorized representatives reasonable access during normal business hours to (i) management personnel of PNG, (ii) title, corporate and legal materials relating to the Assets and the Business, (iii) construction, compliance and operating data and information relating to the Assets and the Business and (iv) all locations of the Assets, and shall furnish to EQT such other information as it may reasonably request.  Such access shall be conducted in a manner that minimizes interference with the operations of PNG, the Assets and the Business.

(b)                              If EQT exercises rights of access under this section or otherwise or conducts examinations or inspections under this section or otherwise, then (i) such access, examination and inspection shall be at EQT’s sole risk, cost and expense and EQT waives and releases all claims against PNG, its Affiliates and their respective directors, officers, employees, attorneys, contractors, agents and successors and assigns arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (ii) EQT agrees to indemnify, defend and hold harmless PNG, its Affiliates and their respective directors, officers, employees, attorneys, contractors, agents and successors and assigns from and against any and all claims, actions, or causes of action for personal injury, death or damage to property directly attributable to access to or inspection of the Assets prior to the Closing by EQT, its Affiliates and their respective directors, officers, employees, agents or representatives in connection with EQT’s due diligence activities with respect to the transactions contemplated hereby, other than claims, actions and causes of action attributable to the gross negligence or willful misconduct of any indemnified party.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION OR DAMAGES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 5.10            Continuation of Service.  PNG will cause Peoples to provide, both prior to and following the Closing, Natural Gas as required under the terms of the agreements described in item 3 of Schedule 3.9, in such a manner so as to maintain the validity and effectiveness of the associated Leases, Easements and/or rights of way.

ARTICLE VI

CONDITIONS PRECEDENT TO EQT’S OBLIGATIONS

The obligations of EQT under this Agreement shall be subject to the satisfaction (or waiver by EQT), at or before the Closing, of each of the following conditions, and PNG shall use reasonable efforts to cause each of such conditions to be satisfied as promptly as practicable.

Section 6.1                                               Master Purchase Agreement Conditions.  All conditions precedent to the closing of the transactions contemplated by the Master Purchase Agreement shall have been satisfied or waived pursuant to such agreement, and PNG and its Affiliates, as applicable, shall be prepared to consummate the transactions contemplated by the Master Purchase Agreement simultaneously with the Closing.

Section 6.2                                               No Injunction.  No Governmental Entity shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section 6.3                                               Representations and Warranties.  The representations and warranties of PNG set forth in Article III (other than Section 3.5 and Section 3.19) (and with respect to those qualified by “materiality,” “Material Adverse Effect” and similar qualifiers, without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time), except to the extent that the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The representations and warranties set forth in Section 3.5 and Section 3.19 shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing.

Section 6.4                                               Consents.  The PNG Consents shall have been obtained and shall be in full force and effect.

Section 6.5                                               Performance.  PNG and, to the extent applicable, its Affiliates shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by PNG or such Affiliate at or prior to the Closing.

Section 6.6                                               No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect.

Section 6.7                                               Officer’s Certificate.  EQT shall have received at the Closing a certificate from an authorized officer of PNG, dated the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 6.3 and 6.5 have been satisfied.

Section 6.8                                               Good Standing Certificates.  PNG shall have delivered to EQT copies of the certificate of good standing of PNG and Rager Mountain, each issued as of the most recent practicable date available prior to the Closing Date by the Secretary of State of each entity’s jurisdiction of formation, and of each jurisdiction in which each such entity is qualified to do business.

Section 6.9                                               No Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

ARTICLE VII

CONDITIONS PRECEDENT TO PNG’S OBLIGATIONS

The obligations of PNG under this Agreement shall be subject to the satisfaction (or waiver by PNG), at or before the Closing, of each of the following conditions, and EQT shall use reasonable efforts to cause each of such conditions to be satisfied as promptly as practicable.

Section 7.1                                               Master Purchase Agreement Conditions.  All conditions precedent to the closing of the transactions contemplated by the Master Purchase Agreement shall have been satisfied or waived pursuant to such agreement, and EQT and its Affiliates shall be prepared to consummate the transactions contemplated by the Master Purchase Agreement simultaneously with the Closing.

Section 7.2                                               No Injunction.  No Governmental Entity shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits or restrains (or seeks to prohibit or restrain) the consummation of the transactions contemplated hereby nor shall any other suit, action or other proceeding be pending before any court in which the consummation of the transactions contemplated hereby are sought to be restrained or enjoined.

Section 7.3                                               Representations and Warranties.  The representations and warranties of EQT set forth in Article IV (and with respect to those qualified by “materiality,” “EQT Material Adverse Effect” and similar qualifiers without consideration of such qualifier) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true as of such date or time), except to the extent that the failure to be so true and correct has not had or would not reasonably expected to have, individually or in the aggregate, an EQT Material Adverse Effect.

Section 7.4                                               Performance.  EQT shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by EQT or such Affiliate at or prior to the Closing.

Section 7.5                                               Officer’s Certificate.  PNG shall have received at the Closing a certificate from an authorized officer of EQT, dated the Closing Date, certifying that, to the best of such officer’s knowledge, the conditions set forth in Sections 7.3 and 7.4 have been satisfied.

Section 7.6                                               Good Standing Certificate.  EQT shall have delivered to PNG copies of the certificate of good standing of EQT, issued as of the most recent practicable date available prior to the Closing Date by the Secretary of Commonwealth of Pennsylvania and a good standing certificate issued by the Secretary of State of the State of West Virginia.

Section 7.7                                               No Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

ARTICLE VIII

CLOSING

Section 8.1                                               Time and Place.  Subject to Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be subject to and shall take place contemporaneously with the closing of the transactions contemplated by the Master Purchase Agreement (the date on which the Closing occurs being herein referred to as the “Closing Date”).

Section 8.2                                               Deliveries.

(a)                               At the Closing, PNG shall deliver, or cause to be delivered, to EQT the following:

(i)                                                General Conveyance.  A duly executed counterpart of the General Conveyance, Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit A (the “General Conveyance”), together with such additional executed instruments and other documents, as may be reasonably requested by EQT, to more fully assure the transfer, assignment and conveyance to EQT or EQT’s successors or assigns, of all the Assets, including, without limitation, separate assignments of individual permits, licenses, contracts, deeds, leases or interests therein, which are included in the Assets and which are reasonably necessary or desirable to facilitate the recognition of EQT’s ownership of the Assets by all third parties and applicable Governmental Entities.

(ii)                                            Assignment Agreement.  A duly executed counterpart of the Assignment Agreement, substantially in the form attached hereto as Exhibit B (the “Assignment Agreement”).

(iii)                                        Certificates.  The certificates and other items described in Article VI.

(iv)                                        Corporate Documents.  A secretary’s certificate of PNG certifying as to the resolutions adopted authorizing the transactions and certifying the authorization of the officers executing documents in connection with the transactions.

(v)                                            Books and Records.  The full and complete Books and Records.

(vi)                                        FIRPTA Certificate. A certificate of non-foreign status, from each of the tax owners of the Assets and Rager Mountain for U.S. federal income tax purposes, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and reasonably acceptable to EQT.

(vii)                                    Gas in Storage/Lines. An updated Schedule 3.19 as of the first day of the month in which Closing occurs.

(viii)                                Terminations.  Evidence of the termination of (A) any Contract between PNG or Rager Mountain (or by which the Assets or the assets of Rager Mountain are bound) and any of their respective Affiliates and (B) liabilities for any imbalances as contemplated by Section 5.4(b).

(ix)                                        Interconnect Agreements.  Duly executed counterparts of the interconnect agreements in substantially the forms attached hereto as Exhibits D-1 through D-3 (the “Interconnect Agreements”).

(x)                                            Operational Agreements.  Duly executed counterparts of such operational agreements (such as operational balancing agreements), in form and substance customary to the Natural Gas pipeline industry, as may be reasonably requested by EQT or PNG in connection with the assignment of the Assets and the consummation of the transactions contemplated by this Agreement and the Master Purchase Agreement.

(xi)                                        Additional Documents.  All documents which EQT reasonably determines are necessary to consummate the transactions contemplated hereby.

(b)                              At the Closing, EQT shall deliver, or cause to be delivered, to PNG the following:

(i)                                                General Conveyance.  A duly executed counterpart of the General Conveyance.

(ii)                                            Assignment Agreement.  A duly executed counterpart of the Assignment Agreement.

(iii)                                        Certificates.  The certificates and other items described in Article VII.

(iv)                                        Corporate Documents.  A secretary’s certificate of EQT certifying as to the resolutions adopted authorizing the transactions and certifying the authorization of the officers executing documents in connection with the transactions.

(v)                                            Interconnect Agreements.  Duly executed counterparts of the Interconnect Agreements.

(vi)                                        Operational Agreements.  Duly executed counterparts of the agreements referred to in Section 8.2(a)(x).

(vii)                                    Additional Documents.  All documents which PNG reasonably determines are necessary to consummate the transactions contemplated hereby.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1                                               Methods of Termination.  This Agreement may be terminated and the transactions herein contemplated may be abandoned as follows:

(a)                               by mutual consent of PNG and EQT;

(b)                              by either PNG or EQT in the event of a material breach of this Agreement by EQT or PNG, respectively; provided, however, that in the case of a breach of a representation or warranty made by (i) PNG in Article III, EQT may terminate this Agreement only upon or after the date that is thirty (30) days after PNG notifies EQT of a breach of a representation or warranty, and such breach has and continues to have a Material Adverse Effect which has not been cured to EQT’s reasonable satisfaction on or prior to the Closing Date, and (ii) EQT in Article IV, PNG may terminate this Agreement only upon or after the date that is thirty (30) days after EQT notifies PNG of a breach of a representation or warranty, and such breach has and continues to have a Material Adverse Effect which has not been cured to PNG’s reasonable satisfaction on or prior to the Closing Date; or

(c)                               this Agreement shall immediately terminate, without further action by either EQT or PNG, upon any termination of the Master Purchase Agreement.

Section 9.2                                               Procedure Upon Termination and Consequences.

(a)                               EQT or PNG may terminate this Agreement when permitted pursuant to Sections 9.1(a) and 9.1(b) by delivering written notice of such termination, and such termination shall be effective upon delivery of such notice in accordance with the notice provisions of Section 11.3.

(b)                              If this Agreement is terminated as provided herein, absent fraud, such termination shall be the sole remedy of the Parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement, and

(i)                                                none of the Parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to any other Party to this Agreement except nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to termination;

(ii)                                            each Party is released from its obligations to further perform its obligations hereunder, except those expressed to survive termination;

(iii)                                        the rights and obligations of each Party under the following sections shall survive termination of this Agreement: Article IX, Article XI and the Confidentiality Agreement;

(iv)                                        EQT (and its agents and representatives) shall return to PNG all documents, work papers and other material relating to the Business or the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(v)                                            if the Agreement is terminated by a Party pursuant to Section 9.1(b), and a final judicial determination of breach has been made by a court of competent jurisdiction, then the breaching Party shall reimburse all of the non-breaching Party’s reasonably documented expenses in accordance with Section 9.2(b)(v) of the Master Purchase Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1                                       Indemnification.

(a)                               Indemnification by PNG.  PNG shall indemnify, defend and hold harmless EQT from any and all Adverse Consequences incurred by EQT, its Affiliates and their respective officers, directors, employees, consultants and agents (the “EQT Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of PNG set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of PNG contained in this Agreement, (iii) any Retained Obligations and (iv)(A) any Taxes imposed on Rager Mountain or with respect to Rager Mountain or the Assets, or for which Rager Mountain is otherwise liable (including as a transferee or successor, by agreement, whether oral or written, or otherwise), for any taxable year or period (or portion thereof, as determined under Section 5.3(c)(ii)) ending before the Closing Date, (B) any Taxes for which Rager Mountain is liable as a result of having been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes prior to the Closing, and (C) any Taxes imposed on PNG (or its direct or indirect owners) in respect of the transactions contemplated by this Agreement.

(b)                              Indemnification by EQT.  EQT shall indemnify, defend and hold harmless PNG from any and all Adverse Consequences incurred by PNG, its Affiliates and their respective officers, directors, employees, consultants and agents (the “PNG Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQT set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “EQT Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQT contained in this Agreement and (iii) any Assumed Liabilities.

Section 10.2                                       Procedure for Indemnification.  Each claim for indemnification, including those claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Governmental Entity for penalties, fines and assessments, must be made by delivery by the Party to be indemnified (the “Indemnified Party”) to the Party responsible for the indemnification obligation (the “Indemnifying Party”) of written notice containing details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim within thirty (30) days after the Indemnified Party’s knowledge of such claim.  Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except if, and only to the extent that, the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice.  Except with respect to Taxes, in the event that any legal action, claim or proceeding is brought against an Indemnified Party for which the Indemnifying Party is required to indemnify the Indemnified Party hereunder, the action shall be defended by the Indemnifying Party and such defense shall include all appeals or reviews. The Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  If the Indemnified Party withholds its consent unreasonably, the Indemnified Party shall be obligated for any future expenses and excess settlement amounts.  The Indemnified Party shall fully cooperate at its expense in connection with any such claims including, without limitation, reasonable access to the Indemnified Party’s records and personnel relating to such claim.

Section 10.3                                       Limitations on Indemnification.

(a)                               A Party may assert a claim for indemnification under Section 10.1(a) or Section 10.1(b)(i), as the case may be, only to the extent the Indemnified Party gives notice of such claim to the Indemnifying Party prior to the expiration of the applicable time period set forth in Section 10.4.  Any claim for indemnification not made in accordance with Section 10.2 by a Party on or prior to the applicable date set forth in Section 10.4 or this Section 10.3(a) (and the other Party’s indemnification obligations with respect thereto) will be irrevocably and unconditionally released and waived.

(b)                              Notwithstanding any other provision of this Article X: (i) PNG will not have any indemnification obligations under clauses (i) and (iii) of Section 10.1(a), (A) for any individual item where the dollar amount of Adverse Consequences relating thereto is less than Fifty Thousand Dollars ($50,000) and (B) in respect of each individual item where the dollar amount of Adverse Consequences relating thereto is equal to or greater than Fifty Thousand Dollars ($50,000), unless the aggregate dollar amount of all such Adverse Consequences exceeds One Million and Five Hundred Thousand Dollars ($1,500,000), and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by PNG under clauses (i) and (iii) of Section 10.1(a) exceed Twelve Million and Five Hundred Thousand Dollars ($12,500,000).  Notwithstanding the foregoing, (x) the limitations set forth in Section 10.3(b)(i) and Section 10.3(b)(ii) will not apply to claims asserted by EQT for breaches of Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, Section 3.8, Section 3.19 or Section 3.23 of this Agreement and (y) the limitations set forth in Section 10.3(b)(i) and 10.3(b)(ii) will not apply to claims arising from any Retained Obligations or from the intentional fraud and willful misconduct of PNG.

(c)                               Notwithstanding any other provision of this Article X: (i) EQT will not have any indemnification obligations under Sections 10.1(b)(i) , (A) for any individual item where the dollar amount of Adverse Consequences relating thereto is less than Fifty Thousand Dollars ($50,000) and (B) in respect of each individual item where the dollar amount of Adverse Consequences relating thereto is equal to or greater than Fifty Thousand Dollars ($50,000), unless the aggregate dollar amount of all such Adverse Consequences exceeds One Million and Five Hundred Thousand Dollars ($1,500,000), and then only to the extent of such excess and (ii)

in no event will the aggregate indemnification to be paid by EQT under Section 10.1(b)(i) exceed Twelve Million and Five Hundred Thousand Dollars ($12,500,000).  Notwithstanding the foregoing, (x) the limitations set forth in Section 10.3(c)(i) will not apply to any claim for indemnification with respect to any breach or violation of any of the representations and warranties contained in Section 4.1 (Formation and Corporate Power), Section 4.2 (Authorizations; Validity), Section 4.3(a) (No Conflicts) or Section 4.6 (Brokers) of this Agreement and (y) the limitations set forth in Sections 10.3(c)(i) and 10.3(c)(ii) will not apply to claims arising from any Assumed Liabilities or the intentional fraud and willful misconduct of EQT.

Section 10.4                                       Survival.  The representations and warranties of PNG contained in this Agreement shall survive for a period of one (1) year after the Closing Date; provided, however, that (i) the representations and warranties in Section 3.8 (Tax Matters) shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any valid waivers or extensions thereof), (ii) the representations and warranties contained in Section 3.13 (Compliance with Environmental Laws) and Section 3.3 (No Conflict) and Section 3.19 (Gas in Storage/Lines) shall survive until eighteen (18) months after the Closing Date, and (iii) the representations and warranties contained in Section 3.1 (Formation and Corporate Power), Section 3.2 (Authorization; Validity), Section 3.5 (Capitalization; Subsidiaries; Title to Membership Interests) and Section 3.23 (Brokers) shall survive indefinitely.  The representations and warranties of EQT contained in this Agreement shall survive for a period of one (1) year following the Closing; provided, however, that (i) the representations and warranties contained in Section 4.3 (No Conflict) shall survive until eighteen (18) months after the Closing Date and (ii) the representations and warranties contained in Section 4.1 (Formation and Corporate Power), Section 4.2 (Authorization; Validity) and Section 4.6 (Brokers) shall survive indefinitely.

Section 10.5                                       Exclusivity.  Except for intentional fraud and willful misconduct, the rights and remedies of PNG and PNG Protected Parties, on the one hand, and EQT and EQT Protected Parties, on the other hand, for monetary damages under this Article X are, solely as between PNG and PNG Protected Parties on the one hand, and EQT and EQT Protected Parties on the other hand, exclusive and in lieu of any and all other rights and remedies for monetary damages which each of PNG and PNG Protected Parties on the one hand, and EQT and EQT Protected Parties on the other hand, may have under this Agreement or under applicable Laws with respect to any indemnifiable claim, whether at common law or in equity.  Notwithstanding the foregoing, a Party may bring an action to enforce this Article X.

Section 10.6                                       Mitigation of Claims.  Notwithstanding anything to the contrary contained herein:

(a)                               Except with respect to Taxes, an Indemnified Party shall take all reasonable steps to mitigate all losses, damages and the like relating to an indemnifiable claim, including availing itself of any defenses, limitations, rights of contribution and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of such claim as may be reasonably requested by the Indemnifying Party.  An Indemnified Party’s reasonable steps shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article X; and

(b)                              An Indemnifying Party’s indemnification obligations under this Article X shall be reduced to the extent that the subject matter of the claim is covered by and paid to the Indemnified Party pursuant to (i) a warranty or indemnification from a third party or (ii) insurance.

Section 10.7                                       Tax Treatment of Indemnity Payments.  PNG and EQT each agree to treat, and to cause its Affiliates to treat, any payment made pursuant to this Article X as consideration with respect to the transactions contemplated by this Agreement for all Tax purposes, unless otherwise required by applicable Law, as reasonably determined by the indemnified party after consultation with the indemnifying party, and based on the written advice of the indemnified party’s Tax advisors (a copy of which the indemnified party shall share with the indemnifying party in connection with such consultation).

Section 10.8                                       Tax Benefit.  Any payment made by any Indemnifying Party hereunder shall be reduced to take into account any Tax benefit actually realized by the Indemnified Party arising from the incurrence of the applicable Adverse Consequences.

ARTICLE XI

MISCELLANEOUS

Section 11.1                                       Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement of EQT and PNG.

Section 11.2                                       Waiver of Compliance.  Any failure of EQT or PNG to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by PNG, in the event of any such failure by EQT, or by EQT, in the event of any such failure by PNG, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3                                       Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods:  (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) next day air courier service.  Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder).

If to PNG, to:

PNG Companies LLC

375 North Shore Drive, Suite 600

Pittsburgh, PA 15212

Attn:  Morgan K. O’Brien

President & CEO

Fax No.:  (412) 208-6575

with a copy to:

SteelRiver Infrastructure Fund North America, LP

550 Fifth Avenue

55th Floor

New York, NY 10110

Attn:  John McGuire

Fax No.:  (212) 696-0040

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attn:  Richard Shutran, Esq.

Fax No.:  (212) 326-2061

or to such other Person or address as PNG shall designate in writing.

If to EQT to:

EQT Corporation

625 Liberty Avenue

Pittsburgh, Pennsylvania 15222

Attn: General Counsel

Fax No.:  (412) 553-5970

with a copy to:

Baker Botts L.L.P.

98 San Jacinto Boulevard

Suite 1500

Austin, Texas 78701

Attn:  Mike Bengtson

Fax No.:  (512) 322.8349

or to such other Person or address as EQT shall designate in writing.

All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.

Section 11.4                                                               Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, except that: upon notice to the other Party, a Party may assign its rights and obligations hereunder to any Affiliate of such Party provided, that no such assignment shall relieve such Party of its obligations hereunder and no such assignment may be made after the filing of an application for any regulatory approval required hereunder.  In addition, EQT may direct that one or more of its subsidiaries be the assignee at the Closing for any of the Assets.  Nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.5                                                               Entire Agreement.  This Agreement, including the schedules, the Master Purchase Agreement, the Ancillary Agreements and the Confidentiality Agreement, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  This Agreement, including the schedules, the Master Purchase Agreement, the Ancillary Agreements and the Confidentiality Agreement, supersede all prior agreements and understandings among the Parties with respect to such subject matter and supersede any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) EQT or its agents or representatives to PNG or any of its agents or representatives, or (ii) PNG or its agents or representatives to EQT or any of its agents or representatives, which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement.  No communications by or on behalf of PNG or EQT, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to EQT or PNG or any other information shall be deemed to constitute a representation, warranty or an agreement of PNG or EQT or be part of this Agreement.

Section 11.6                                                               Expenses.  Except as provided in Section 5.8 of this Agreement, and as otherwise provided in this Agreement, the Master Purchase Agreement or any Ancillary Agreement, each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 11.7                                                               Press Releases and Announcements; Disclosure.  No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including, but not limited to, the terms and conditions of this Agreement) shall be issued or made by either Party without the prior approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned).  The foregoing shall not prohibit any disclosure which, in the opinion of the disclosing Party’s legal counsel, is required by Law or applicable securities exchange requirements, provided, that to the extent legally permissible, the disclosing Party shall notify the other Party in advance of such disclosure and provide the other Party reasonable opportunity to comment on any disclosure to the extent relating to this Agreement or the transactions contemplated hereby.

Section 11.8                                                               Acknowledgment.

(a)                                                       EQT ACKNOWLEDGES THAT NEITHER PNG NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING PNG, THE ASSETS OR THE CONDITION OF THE ASSETS, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS NOT INCLUDED IN THIS AGREEMENT AND THE SCHEDULES.

(b)                                                      EQT further acknowledges that (i) EQT, either alone or together with any Persons EQT has retained to advise it with respect to the transactions contemplated hereby (“Advisors”), has knowledge and experience in transactions of this type and in business similar to the Business, and is therefore capable of evaluating the risks and merits of acquiring the Assets, (ii) it has relied on its own independent investigation, and has not relied on any information furnished by PNG or any representative or agent thereof or any other Person in determining to enter into this Agreement (except for such representations and warranties contained in this Agreement or Ancillary Agreements), (iii) neither PNG nor any representative or agent thereof or any other Person has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Assets is prudent, and EQT is not relying on any representation or warranty by PNG or any representative or agent thereof except as set forth in this Agreement, (iv) EQT has conducted extensive due diligence, including a review of the documents contained in a data room prepared by or on behalf of PNG, (v) PNG made available to EQT all documents, records and books pertaining to the Business that EQT’s attorneys, accountants, Advisors, if any, and EQT have requested, and (vi) EQT and its Advisors, if any, have had the opportunity to visit the Assets, its facilities, plants, development sites, offices and other properties, and ask questions and receive answers concerning the Business and the terms and conditions of this Agreement.  All such questions have been answered to EQT’s full satisfaction.

Section 11.9                                                               Disclaimer Regarding Assets.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE ANCILLARY AGREEMENTS, PNG EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE BUSINESS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS AND PNG SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF, OR THE RIGHTS OF PNG IN, OR ITS TITLE TO, ANY OF ITS ASSETS OR ANY PART THEREOF.  EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE ANCILLARY AGREEMENTS, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY PNG OR ANY OF ITS REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH ASSETS.

Section 11.10                                                       Governing Law.

(a)                                                       This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.  Each Party consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the State of Delaware.

(b)                                                      Each of the Parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(c)                                                       Each Party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to receive damages from any other Party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages.

Section 11.11                                                       Specific Performance.  Each of PNG and EQT acknowledges and agrees that in the event of any breach of this Agreement by EQT, PNG would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (a) EQT will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) PNG shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement and to injunctive relief, and EQT further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief.  For the avoidance of doubt, the Parties agree that PNG shall be entitled to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with those covenants of EQT that require EQT to consummate the transactions contemplated hereby. PNG’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which PNG may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by PNG in the case of a breach of this Agreement involving fraud or willful or intentional misconduct. Notwithstanding anything to the contrary set forth in this Agreement or otherwise, PNG shall have no rights by virtue of this provision or otherwise to any remedy by any of EQT’s lenders, investors, Affiliates, or other Persons not party to this Agreement or the Ancillary Agreements.

Section 11.12                                                       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when a counterpart of this Agreement shall have been signed by each Party and delivered to the other Party.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.13                                                       Section 1031 Like-Kind Exchange.

(a)                                                       The parties agree that, for U.S. federal income Tax purposes, PNG (or, if PNG is a disregarded entity for U.S. federal income tax purposes, its owner for U.S. federal income tax purposes) will be deemed to transfer the Assets to EQT in exchange for the assets listed on Schedule 11.13, as amended from time to time in accordance with this Section 11.13.  The parties further agree that they will work together in good faith to determine the fair market value of the Assets in a manner consistent with the expectation that such fair market value will approximate the net book value of such Assets computed in accordance with U.S. GAAP.

(b)                                                      Notwithstanding anything in this Agreement to the contrary, each Party shall, and shall cause its Affiliates to, cooperate fully with the other Party hereto, and take any action reasonably requested by such other Party, in connection with (i) enabling the transactions contemplated by this Agreement and the Master Purchase Agreement to qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code and any corresponding state or local income Tax Laws (including in connection with (A) selecting the assets of Equitable Gas or Equitable Homeworks, after taking into account the transactions contemplated by Section 5.7 of the Master Purchase Agreement, to be included within such exchange, and (B) determining the fair market value of the assets to be included within such exchange), and (ii) preparing and filing any Tax Returns on a basis consistent with such treatment.  No Party shall, and each Party shall cause its Affiliates not to, prepare or file any Tax Return, or take any action in any Tax Proceeding, inconsistent with such treatment.  No later than sixty (60) days prior to Closing, EQT shall deliver to PNG Schedule 11.13, which shall list the assets of Equitable Gas and Equitable Homeworks to be included in any such like-kind exchange.  If the Parties are unable to agree on any of the items described in clauses (i)(A) and (i)(B) of this Section 11.13(b), any disputes shall be submitted to the Independent Tax Arbitrator for binding resolution.  The responsibility of the Parties for costs and expenses of the Independent Tax Arbitrator shall be determined in accordance with the principles of Section 2.1(c)(v) of the Master Purchase Agreement.

Section 11.14                                                       Interpretation.  The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.  When a reference is made in this Agreement to a part, Section, party, exhibit or schedule such reference shall be to a part and Section of, and a party, exhibit or schedule to, this Agreement, respectively, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References in this Agreement to any gender include all genders and references to the singular include references to the plural and vice versa.  Any item or other matter referenced or disclosed in a schedule prepared by a Party shall be deemed to have been referenced or disclosed in schedules prepared by such Party where such reference or disclosure is required.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.15                                                       Further Assurances.  From time to time after the date hereof (including after the Closing), and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that EQT will own at the Closing or thereafter all of the properties, rights, titles, interests, estates, remedies, powers and privileges included within the Assets, or which are intended to be assigned, transferred and conveyed under this Agreement and the General Conveyance, (b) convey to EQT for no additional consideration assets that as of the date hereof or at the Closing were under the ownership of PNG or its Affiliates and are reasonably necessary to operate the Assets in substantially the manner in which they are operated by PNG or its Affiliates immediately prior to Closing, (c) more fully and effectively to vest in EQT and its respective successors and assigns beneficial and record title to the interests to be assigned hereunder and by the General Conveyance or intended so to be, and (d) to more fully and effectively carry out the purposes and intent of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Exchange Agreement to be duly executed on the day and year first above written.

EQT CORPORATION

By: /s/ David L. Porges
Name: David L. Porges
Title: Chairman, President and CEO

PNG COMPANIES LLC

By: /s/ Morgan K. O’Brien
Name: Morgan K. O’Brien
Title: President and CEO

EXHIBIT C-1
ASSETS

Gamble Hayden Storage Facilities

Assets associated with the storage facilities identified below: pipelines, valves, fittings, regulation, well heads, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records

Native Gas - estimated at 502,860 mcf

Base Gas – 1,224,000 mcf

3,998 total acres (active zone and buffer)

Well Name	Well Number	Well Status
OPGamble	3290	I/W
K. Hayden 1	3312	I/W
K. Hayden 2	3328	I/W
MP Irwin	3353	Observation
Marconyak	3354	I/W
Wood	3399	Observation
MP Irwin 2	3738	I/W
Jarvis	3739	I/W
J. W. Scott 1	3870	Observation
J. W. Scott 2	3871	I/W

FUNC	PIPELINE NUM	MATERIAL	SYSTEM NUM	STORAGE POOL	MAOP	PIPE LENGTH (FEET)	PIPE LENGTH (MILES)
SP	4645	STEEL	6005	GAMBLE HAYDEN	1000	258	0.0
SP	4698	STEEL	6005	GAMBLE HAYDEN	1000	2,284	0.4
SP	4702	STEEL	6005	GAMBLE HAYDEN	1000	116	0.0
SP	6930	STEEL	6005	GAMBLE HAYDEN	1000	10,824	2.1
SP	7024	STEEL	6005	GAMBLE HAYDEN	1000	844	0.2
SP	7071	STEEL	6005	GAMBLE HAYDEN	1000	3,572	0.7
SP	7072	STEEL	6005	GAMBLE HAYDEN	1000	68	0.0

Webster Storage Facilities

Assets associated with the storage facilities identified below: pipelines, valves, fittings, regulation, well heads, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records

Native Gas - estimated at 8,568 mcf

Base Gas – 612,000 mcf

2,084 total acres (active zone and buffer)

Well Name	Well Number	Well Status
John M Stacy	1933	I/W
John Flanagan	1956	I/W
Guy Patterson 1	4018	I/W
Charles Patterson	4075	I/W
Guy Patterson 2	4077	I/W

FUNC	PIPELINE NUM	MATERIAL	SYSTEM NUM	STORAGE POOL	MAOP	PIPE LENGTH (FEET)	PIPE LENGTH (MILES)
SP	3275	STEEL	6006	WEBSTER	660	22,579	4.3
SP	3315	STEEL	6006	WEBSTER	660	382	0.1
SP	3352	STEEL	6006	WEBSTER	660	1,900	0.4
SP	6811	STEEL	6006	WEBSTER	660	375	0.1
SP	6812	STEEL	6006	WEBSTER	660	1,457	0.3

Truittsburg Storage Facilities

Assets associated with the storage facilities identified below: pipelines, valves, fittings, regulation, pig launchers/receivers, well heads, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records

Native Gas - estimated at 18,870 mcf

Base Gas – 1,530,000 mcf

3,164 total acres (active zone and buffer)

Well Name	Well Number	Well Status
H B Truitt 1	2080	OBS
H B Truitt 2	2129	OBS
Thomas R Brown	3876	I/W
James U Baynham 3	3881	I/W
James U Baynham 4	3882	I/W
James U Baynham 6	3883	I/W
L M Klepfer	3889	OBS
James U Baynham 2	3893	I/W
Floyd E Truitt	3905	I/W
Floyd E Truitt 2	3907	I/W
Floyd E Truitt 3	3908	I/W
Peoples Natural Gas	3909	OBS
Peoples Natural Gas 2	3910	I/W
Iva L Rhodes	3911	OBS
Frank Hilliard	3912	OBS
Peoples Natural Gas 3	3913	I/W
James E Gourley	4473	OBS
Peoples Natural Gas 5	4488	I/W

FUNC	PIPELINE NUM	MATERIAL	SYSTEM NUM	STORAGE POOL	MAOP	PIPE LENGTH (FEET)	PIPE LENGTH (MILES)
SP	7113	STEEL	6002	TRUITTSBURG	900	156	0.0
SP	7114	STEEL	6002	TRUITTSBURG	900	100	0.0
SP	7121	STEEL	6002	TRUITTSBURG	900	6,904	1.3
SP	7122	STEEL	6002	TRUITTSBURG	900	141	0.0
SP	7123	STEEL	6002	TRUITTSBURG	900	117	0.0
SP	7129	STEEL	6002	TRUITTSBURG	900	886	0.2
SP	7136	STEEL	6002	TRUITTSBURG	900	318	0.1
SP	7152	STEEL	6002	TRUITTSBURG	900	106	0.0
SP	7153	STEEL	6002	TRUITTSBURG	900	210	0.0
SP	7154	STEEL	6002	TRUITTSBURG	900	147	0.0
SP	7156	STEEL	6002	TRUITTSBURG	900	120	0.0
SP	7829	STEEL	6002	TRUITTSBURG	900	714	0.1
SP	8900	STEEL	6002	TRUITTSBURG	900	2,406	0.5

Rager Storage Facilities

Assets associated with the storage facilities identified below: pipelines, valves, fittings, regulation, pig launchers/receivers, well heads, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records

Native Gas - estimated at 9,193,217 mcf

Base Gas – 0 mcf

9,560 total acres (active zone and buffer)

Well Name	Well Number	Well Status
Reade 1	4469	I/W
Reade 2	4676	I/W
Reade 3	4845	I/W
Reade 4	5662	I/W
Reade 6	5674	I/W
Reade 7	5673	I/W
Bole	4639	I/W
Rod & Gun	4554	I/W
Rod & Gun #2	5675	I/W
PNG	5661	I/W
Miller	4500	OBS
Griffith	4538	OBS

FUNC	PIPELINE NUM	MATERIAL	SYSTEM NUM	STORAGE POOL	MAOP	PIPE LENGTH (FEET)	PIPE LENGTH (MILES)
SP	7912	STEEL	6001	RAGER MOUNTAIN	3200	3,556	0.7
SP	7913	STEEL	6001	RAGER MOUNTAIN	3200	4,091	0.8
SP	7914	STEEL	6001	RAGER MOUNTAIN	3200	3,789	0.7
SP	7915	STEEL	6001	RAGER MOUNTAIN	3200	574	0.1
SP	7916	STEEL	6001	RAGER MOUNTAIN	3200	245	0.0
SP	8045	STEEL	6001	RAGER MOUNTAIN	3200	1,596	0.3
SP	8862	STEEL	6001	RAGER MOUNTAIN	3200	349	0.1
SP	8863	STEEL	6001	RAGER MOUNTAIN	3200	127	0.0
SP	8972	STEEL	6001	RAGER MOUNTAIN	3200	320	0.1
SP	8973	STEEL	6001	RAGER MOUNTAIN	3200	1,810	0.3
SP	8974	STEEL	6001	RAGER MOUNTAIN	3200	2,089	0.4

Transmission Pipeline Facility

Assets associated with the pipelines identified below: mainline valves, fittings, pig launchers/receivers, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records

FUNC	PIPELINE NUM	MATERIAL	SYSTEM NUM	MAOP	SECTIONS	PIPE LENGTH (FEET)	PIPE LENGTH (MILES)
TP	598	STEEL	5130	401	ALL	90,988	17.2
TP	1160	STEEL	5130	401	ALL	34,324	6.5
TP	8869	STEEL	5160	1300	ALL	8,058	1.5
TP	8046	STEEL	5150	720	ALL	7,818	1.5
TP	8868	STEEL	5150	720	ALL	2,687	0.5
TP	7625	STEEL	5110	450	ALL	113,385	21.5
TP	371	STEEL	5130	401	ALL	187,748	35.6
TP	7911	STEEL	5150	720	ALL	16,908	3.2
TP	7600	STEEL	5090	650	ALL	83,339	15.8
TP	7575	STEEL	5030	389	ALL	193,895	36.7
TP	4555	STEEL	5130	401	ALL	100,543	19.0
TP	7572	STEEL	5090	650	ALL	2,609	0.5
TP	7676	STEEL	5130	401	ALL	73,528	13.9
TP	7215	STEEL	5100	640	ALL	48,876	9.3
TP	301	STEEL	5050	400	1-6	91,526	17.3

Total						1,056,233	200.0

Interstate Pipeline Interconnect Facilities

Assets associated with the pipelines identified below: mainline valves, fittings, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records

Interstate Pipeline Interconnects	Transmission Pipeline	Meters	Recorders	Valve	Chromatograph	Moisture Analyzer

DTI Truittsburg Interconnect	TP-7625	8” Turbine	Mercury	6”	Daniels	Chandler
DTI Rural Valley Interconnect	TP-7625		Modicon	20”, 2-12”
DTI Colvin Interconnect	TP-7525		Modicon	20”
TE Rager Mountain Interconnect	TP-8046, TP-8869	Chk - Orifice	Modicon

*DTI and TE provide signal handoff to PNG

Relay Compressor Facilities

Assets associated with the compressor station identified below: buildings, station pipeline, valves, regulators, flow controllers, automation equipment, and fittings. The components necessary to operate the engine/compressor units, all operating permits, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records.

	Laurel		W. Fairfield
	Make/Model	HP	Make/Model	HP
Engines
1	Superior - 8GTLB	1100	CAT3512-TA-130LE	1005
2	Superior - 8GTLB	1100
3	CAT3516-TA-130LE	1340
Compressors
1	8GTLB		Ariel JGE/4-1
2	8GTLB
3	Ariel JGT/4-1
Gas Coolers
1	Air Exchange		Air Exchange
2	Air Exchange
3	Heat X
Water Coolers
1	Air Exchange		Heat X
2	Air Exchange
3	Heat X
Dehydrators
1
2
3
Thermal Oxidizers
1
2
Filter Separators
1	JW Williams
2	King Tool
3
4
5
6
Scrubbers
1	Peerless
2
Heaters
1
2
3

Storage Compressor Facilities

Assets associated with the compressor station identified below: buildings, station pipeline, valves, regulators, flow controllers, automation equipment, and fittings. The components necessary to operate the engine/compressor units, all operating permits, real property interests (including fee simple interests, leases, rights of way and easements), and associated facility records.

	Rager		Truittsburg		Wall
	Make/Model	HP	Make/Model	HP	Make/Model	HP
Engines
1	Clark TLA-6	2000	Clark HRA6	660	IR-XVG8	300
2	Clark TLA-6	2000	Clark HRA6*	660	IR-XVG8	300
3	Clark TLA-6	2000	Waukesha L5794**	1380
Compressors
1	Clark TLA-6		Clark HRA6		IR-XVG8
2	Clark TLA-6		Clark HRA6*		IR-XVG8
3	Clark TLA-6
4	Truittsburg Field Compressor #3
Gas Coolers
1	Air Exchange		Cooling Products		Mitcho
2	Air Exchange		Clark HRA6*		Air Exchange
3	Air Exchange
Water Coolers
1	Heat X		Con-Rad		Mitcho
2	Heat X				Air X Change
3	Heat X
Dehydrators
1	NATCO
2	NATCO
3	QB Johnson*
4	Truittsburg #3
Thermal Oxidizers
1	QTI
2	QB Johnson*
Filter Separators
1	Burgess Manning		Perry*		PECO (Discharge)
2	King Tool		PECO
3	PECO		PECO Discharge**
4	Peerless
5	Burgess Manning*
6	Burgess Manning*
Scrubbers
1	Peerless				Perry
2	Burgess Manning*
Heaters
1	BS&B #1		BS&B
2	BS&B #2
3	NATCO*
*Scheduled for retirement 2012 **Newly Installed - 2012 WIP to be commissioned March 2013

Information Technology Assets

Rager Mountain

Equipment	Make	Model	Quantity	Comments
Switch	Cisco	Cisco 3750X 48 Port PoE	1	Provide Lan Connectivity inside main building
Switch	Cisco	Cisco 2950 24 Port	1	Provides Lan connectivity inside old building
Wireless	cisco	LAP 1142 access Points	2	Provide Wireless connectivity inside main building
PC			1	Station Monitor
Printer	HP		1	Owned and not leased

Truittsburg

Equipment	Make	Model	Quantity	Comments
PBX	Avaya	Office Partner	1	Standalone PBX system that can be transferred
IP Phones	Avaya	Avaya 1408	5	Part of the PBX System
Router	Cisco	Cisco 2921	1	Router Dedicated to Truittsburg
Switch	Cisco	Cisco 3750 V2-24 Port PoE	1	Provide Lan Connectivity inside main building

UPS	APC	APC 2600	1	UPS for AC powered Equipment inside main building
Wireless	cisco	LAP 1142 access Points	1	Provide Wireless connectivity inside main building
PC			1	Station Monitor
Printer	HP	Officejet 8500	1	Owned and not leased

Wall

Equipment	Make	Model	Quantity	Comments
Microwave Tower	Generic	100FT	1	Tower is only used for station WAN and LAN.
Router	Cisco	Cisco 2921	1	Router Dedicated to Wall Station
Switch	Cisco	Cisco 3750 V2-24 Port PoE	1	Provide Lan Connectivity inside main building
Wireless	Cisco	LAP 1142 access Points	1	Provide Wireless connectivity inside main building
PC			1	Station Monitor
Printer	HP	LaserJet 2100	1

All software and controls packages associated with compression facilities and equipment included in the Assets.

Other Assets

1.   A perpetual, paid up lease to locate and maintain equipment on all microwave towers owned by PNG or its Affiliates.

2.   All Contracts described in items 1, 4 and 5 on Schedule 3.9 to the Agreement.

3.   All real and personal property listed on Schedule 3.11(b) to the Agreement.

4.   All oil, gas, hydrocarbon and/or mineral leases, wells, units and other production rights of every nature (including production, storage and injection rights) owned, held or controlled by PNG or its Affiliates and associated with the Assets.

5.   All Line Fill and Storage Gas contained in the Assets.

6.   All issued and outstanding membership interests in Rager Mountain.

EXHIBIT C-2
EXCLUDED ASSETS

Midstream Retained Assets

Subject to the terms and provisions of the Agreement, PNG will retain all assets not included on Exhibit C-1, including the following:

Rager Mountain

Equipment	Make	Model	Quantity	Comments
IP Phones	Siemens	Openstage 15	10	Only works with Siemens PBX
Microwave Tower*	Generic	170FT	1	Tower is Part of PNG infrastructure with No replacement available for Data, Voice and Scada to Johnstown and Altoona
Microwave Building	N/A	N/A	1	Building Attached to the Microave tower and house all Data and Microwave Equipment- Building Power is supplied from Station
Microwave	Alcatel	MDR8000	3	3 Microwave Units that supplies Wan Connectivity to Altoona, Greensburg and Indiana Repeater
Microwave	Adtran	Spread Spectrum	1	Microwave Link to Johnstown
Microwave	Motorola	Star Point	2	2 Hops of Analog Microwave Link to Vinco and Johnstown
Channel Bank	Loop	AM3440	1	Channel Bank Carries Scada and Telephone Lines to other PNG Sites
VHF Radio	Motorola	MTR-200	1	Base Station for PNG VHF Radio system.Cannot be used by other entity
MAS Radio	GE	MDS 9790	1	Used for Scada PNG Scada Points that is not part of the sale
DC Power System	C&D	24V	1	Provide DC Power to all Microwave equipment
Router	Cisco	Cisco 2921	1	Router used to route Traffic to Johnstown and Altoona
Switch	Cisco	Cisco 3750 V2-24 Port	1	Switch provides Lan Connectivity to all equipment inside Microwave Building
UPS	APC	APC 2600	1	UPS for AC powered Equipment inside microwave tower
PC	Dell		1	Mhealth Machine
PC	Dell		1	Kiosk Machine

*Subject to the microwave tower lease referred to in item 1 on page C-10.

At PNG’s expense, power arrangements will be made to continue to supply power to the Microwave building from the station.

Land and access easements needed for the tower

1

Wall

Equipment	Make	Model	Quantity	Comments
Microwave	Alcatel	MDR8000	1	Microwave System Is PNG specific
Channel Bank	Loop	AM3440	1	Channel Bank is PNG standard and can be used in other sites
DC Power System	Sageon	48V	1	Provide DC Power to all Microwave equipment
PC	Dell		1	Mhealth Machine
PC	Dell		1	Kiosk Machine

2

Truittsburg

Equipment	Make	Model	Quantity	Comments
Microwave Tower	Generic	100FT	1	Tower and Land are 500 Ft outside of station
Microwave Building	N/A	N/A	1	Building Attached to the Microwave Equipment - Building Power is supplied from Station
Microwave	Adtran	Spread Spectrum	1	Microwave Link to Valley
Channel Bank	Loop	AM3440	1	Channel Bank Carries Scada and Telephone Lines to other PNG Sites
DC Power System	Sageon	48V	1	Provide DC Power to all Microwave equipment
PC	Dell		1	Mhealth Machine
PC	Dell		1	Kiosk Machine

At PNG’s expense, power arrangements will be made to continue to supply power to the Microwave building from the station.

Land and access easements needed for the tower

Redbank Compressor and associated dehydration facilities, coolers, filters, buildings, station pipeline, valves, regulators, flow controllers, automation equipment, fittings, land, easements, and utilities required for this facility.

All odorization equipment.

All pipelines and equipment beyond the tap into the transmission line or storage facility or line for any direct connect customers.

The following contracts, agreements and arrangements:

1.   All obligations to construct, operate or supply Natural Gas through any retail distribution system or to any “free gas” or farm tap customers.

2.   Contractual obligations associated with liabilities described in items 2 and 3 of Schedule 3.6.

3.   The Contracts described in items 2, 3, 6, 7, 8, 9, 10, 11, 12 and 13 of Schedule 3.9.

3